Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

JERNIGAN CAPITAL OPERATING COMPANY LLC

as Purchaser,

JERNIGAN CAPITAL, INC.

as the REIT,

JCAP ADVISORS, LLC

as Seller,

DEAN JERNIGAN,

JOHN A. GOOD

and

JONATHAN L. PERRY

Dated as of December 16, 2019

TABLE OF CONTENTS

Article 1 SALE AND PURCHASE OF ASSETS	2
1.1 Purchased Assets	2
1.2 Excluded Assets	3
1.3 Assumed Liabilities	4
1.4 Retained Liabilities	4
Article 2 PURCHASE CONSIDERATION	6
2.1 Initial Purchase Consideration	6
2.2 Closing Date Delivery of Initial Purchase Consideration	6
2.3 Earn-Out Consideration	6
2.4 Adjustments	7
2.5 Proration of Ad Valorem Taxes	7
2.6 Tax Treatment	7
2.7 Withholding Tax	7
Article 3 REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES	7
3.1 Organization	7
3.2 Authority; No Violation; Enforceability	8
3.3 Financial Matters	9
3.4 Projections	9
3.5 Title to and Sufficiency of Purchased Assets	9
3.6 Absence of Certain Changes	9
3.7 Personal Property	11
3.8 Real Property	11
3.9 Necessary Properties	12
3.10 Contracts	12
3.11 No Litigation	14
3.12 Operations Conducted Lawfully	14
3.13 Environmental Protection	14
3.14 Intellectual Property	15
3.15 Business IT Systems	15
3.16 Data Security	16
3.17 Tax Matters	16
3.18 Employees	17
3.19 Employee Plans and Related Matters	18
3.20 Customers and Suppliers	20
3.21 Insurance	20
3.22 Affiliate Transactions	21
3.23 Brokers	21
3.24 OpCo Units	21
Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER	22
4.1 Organization	22
4.2 Authority; No Violation; Enforceability	22
4.3 OpCo Units	23
4.4 No Litigation	23
4.5 Brokers	23

i

Article 5 REPRESENTATIONS AND WARRANTIES OF THE REIT	23
5.1 Organization	23
5.2 Authority; No Violation; Enforceability	23
5.3 Fairness Opinion	24
5.4 No Litigation	24
5.5 Brokers	24
5.6 Redemption Shares	24
Article 6 THE CLOSING	24
6.1 Generally	24
6.2 Deliveries at Closing	25
Article 7 OTHER AGREEMENTS	27
7.1 Proxy Statement	27
7.2 Stockholders Meeting	27
7.3 Third Party Consents; Conflicting Instruments	27
7.4 Access to Information	28
7.5 Conduct of Business	28
7.6 Notice of Certain Events	29
7.7 Employee Matters	30
7.8 Certain Tax Matters	30
7.9 Name	31
7.10 Public Announcements	32
7.11 Restrictive Covenants	32
7.12 Expenses	34
7.13 Further Assurances; Seller Parties Manner of Acting	34
7.14 Restrictions on Resale	35
7.15 Shelf Registration Rights	35
Article 8 CONDITIONS PRECEDENT	36
8.1 Purchaser’s Conditions	36
8.2 Seller Parties’ Conditions	37
Article 9 INDEMNIFICATION	38
9.1 By Seller Parties	38
9.2 By Purchaser	38
9.3 Survival; Time Limitations	39
9.4 Additional Limitations	40
9.5 Procedure for Claims and Satisfaction	40
Article 10 TERMINATION	42
10.1 Termination Events	42
10.2 Effect of Termination	43

Article 11 MISCELLANEOUS	43
11.1 Definitions	43
11.2 Notices	43
11.3 Remedies Cumulative	46
11.4 Entire Agreement; Amendment; Waiver; Severability	46
11.5 Assignment; Successors and Assigns	46
11.6 Governing Law	46
11.7 Seller’s Disclosure Letter	47
11.8 No Third Party Beneficiaries	47
11.9 Construction	47
11.10 Computation of Time	47
11.11 Dispute Resolution; Consent to Jurisdiction	47
11.12 Counterparts and Signatures	48

APPENDICES AND EXHIBITS

Appendix I	Definitions

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Assignment of Office Lease
Exhibit D	Assignment of Management Agreement
Exhibit E	John A. Good Employment Agreement
Exhibit F	Jonathan L. Perry Employment Agreement

* * *

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of December 16, 2019, by and among Jernigan Capital Operating Company LLC (f/k/a Jernigan Capital Operating Partnership LP), a Delaware limited liability company (“Purchaser”), Jernigan Capital, Inc., a Maryland corporation (the “REIT”), JCap Advisors, LLC, a Florida limited liability company (“Seller”), Dean Jernigan, John A. Good and Jonathan L. Perry (collectively with Seller, the “Seller Parties”). Purchaser, the REIT and the Seller Parties are each sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND STATEMENT

The REIT is a publicly traded real estate investment trust that owns self-storage facilities and provides debt and equity capital to private developers and owners of self-storage facilities; and

Purchaser, a wholly-owned subsidiary of the REIT, conducts the business of the REIT; and

Seller was formed solely for the purpose of providing management and advisory services to the REIT and its subsidiaries, including Purchaser, in connection with the activities described in the first paragraph of this Background Statement (the “Business”), and currently manages the Business pursuant to the terms of that certain Third Amended and Restated Management Agreement, dated November 1, 2017 (the “Management Agreement”), by and among the REIT, Purchaser and Seller; and

Dean Jernigan, John A. Good and Jonathan L. Perry directly or indirectly own 100% of the membership interests of Seller and will receive the benefit of the Purchase Consideration (as defined herein); and

Section 17 of the Management Agreement contemplates an internalization transaction pursuant to which Seller would contribute all of the assets of the Seller to Purchaser; and

A duly authorized and fully empowered special committee of the board of directors of the REIT (the “REIT Board”) comprised of all of the independent directors of the REIT Board (the “Special Committee”), in consultation with the Special Committee’s independent financial and legal advisors, have evaluated and negotiated an internalization transaction as described herein, and the Special Committee has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the REIT and its stockholders and approved this Agreement and the transactions contemplated hereby and recommended that this Agreement and the transactions contemplated hereby be approved by the REIT Board and that the REIT Board recommend the approval of the transactions contemplated hereby to the holders of REIT Stock; and

The REIT Board, on behalf of the REIT and on behalf of the REIT as the managing member of Purchaser, has reviewed and evaluated this Agreement and the transactions contemplated hereby and, based on the recommendation the Special Committee, has unanimously determined that the transactions contemplated by this Agreement, and the entering into by the REIT and Purchaser of this Agreement and the Transaction Documents, are in the best interests of the REIT and its stockholders; and

The REIT Board has unanimously resolved to recommend for approval by the holders of the REIT Stock each of the transactions contemplated by this Agreement; and

The Parties desire to consummate such an internalization transaction pursuant to the terms and conditions set forth herein.

AGREEMENT

Each of the Parties, in consideration of the mutual agreements set forth below (the mutuality, adequacy and sufficiency of which are hereby acknowledged), hereby agrees, intending to be legally bound, as follows:

Article 1
SALE AND PURCHASE OF ASSETS

1.1          Purchased Assets. Seller hereby agrees to sell, contribute, convey, transfer and assign to Purchaser, free and clear of all Liens except Permitted Liens, and Purchaser hereby agrees to purchase and accept from Seller, effective as of the Effective Time, all of the assets of Seller other than the Excluded Assets, including the following assets, properties and rights (collectively, the “Purchased Assets”):

(a)               all fixed assets, including furniture, furnishings, fixtures, leasehold improvements, office equipment, telecommunications equipment, computer systems, mobile equipment and other tangible personal property owned by Seller or used or held for use in connection with the conduct of the Business, including the items listed or described in Schedule 1.1(a) of Seller’s Disclosure Letter (collectively, the “Owned Personal Property”);

(b)              all interests of Seller under (i) that certain Office Lease, dated August 7, 2015, by and between Highwoods Realty Limited Partnership and Seller, as amended by that First Amendment to Lease Agreement, dated April 26, 2017 (the “Office Lease”), (ii) the Management Agreement and (iii) the other Contracts set forth on Schedule 1.1(b) of Seller’s Disclosure Letter (collectively, the “Assumed Contracts”);

(c)               all files and records (other than Excluded Records), including but not limited to files and records relating to (i) the REIT, Purchaser and the operations of the business of the REIT and Purchaser, (ii) the Purchased Assets; (iii) all Tax Returns, Tax filings or other Tax records not specifically treated as Excluded Assets in Section 1.2; (iv) liabilities assumed by Purchaser pursuant to this Agreement; (v) all supplier files, asset ledgers and financial records; (vi) all relationships with self-storage developers and other customers of the REIT; and (vii) to the extent permitted by Applicable Law, Continuing Employees, including copies of all personnel files of Continuing Employees, in each case, with respect to the Business (the “Files and Records”);

(d)              to the extent transferable or assignable by their terms and pursuant to Applicable Law, all licenses, permits, approvals, authorizations, registrations, certificates, variances or similar rights issued by any Governmental Authority for the Business, including those set forth on Schedule 1.1(d) of Seller’s Disclosure Letter (the “Assigned Permits”);

(e)               all accounts receivable of the Business outstanding as of the Effective Time, including, to the extent not paid as of the Effective Time, those set forth on Schedule 1.1(e) of Seller’s Disclosure Letter (the “Accounts Receivable”);

(f)               all prepayments, prepaid expenses and deposits paid by Seller with respect to the Business, including lease, security and utility deposits and prepayments under any Assumed Contract (“Prepaid Items”);

(g)              all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees or with third parties;

(h)              all Employee Plans and trusts and other assets attributable thereto;

(i)               all Seller Insurance Policies and insurance benefits, including rights and proceeds, arising therefrom, and all other insurance benefits, including rights and proceeds arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(j)               all claims of Seller against third parties arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (including rights and proceeds arising therefrom);

(k)              all Intellectual Property owned, licensed, used or held for use by Seller in connection with the operation of the Business, including the software, websites, domain names, forms and tradenames set forth on Schedule 3.14(a) of Seller’s Disclosure Letter (collectively, the “Seller Intellectual Property”);

(l)               all goodwill relating to the Business; and

(m)             all other assets or interests (other than Excluded Assets) to which Seller or any of its Affiliates has any right by ownership, use or otherwise, or in which Seller has a conveyable or assignable interest on the Closing Date and which relate to the Business.

1.2          Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets and properties of Seller are not included in the Purchased Assets and are not being purchased by Purchaser pursuant to this Agreement (the “Excluded Assets”):

(a)              cash (other than petty cash) and cash equivalents (net of any amounts advanced or reimbursed by Purchaser or the REIT to Seller for expenses or liabilities that have not been paid and are being assumed by Purchaser);

(b)              all loans, notes, investments, receivables or advances made by or to Seller by or to any officer, director, member, employee, partner, equityholder or affiliated entity of Seller;

(c)              all of Seller’s Tax Returns and Tax filings related to income and franchise Taxes and any Tax books and records of Seller;

(d)              all right, title and interest of Seller in any bank, investment or securities accounts other than those relating to the Business;

(e)              all rights of Seller under this Agreement and the other Transaction Documents;

(f)               Seller’s (i) minute books, stock ledger, share transfer records and other organizational records having to do with the formation and capitalization of Seller, (ii) personnel records and other records relating to the Employees that Seller is required by Applicable Law to retain in its possession, and (iii) Seller’s Tax Returns (collectively, the “Excluded Records”);

(g)              all Contracts that are not Assumed Contracts, including all oral contracts with Employees; and

(h)              all other items specifically set forth on Schedule 1.2(h) of Seller’s Disclosure Letter.

1.3          Assumed Liabilities. Purchaser hereby agrees to assume as of the Effective Time the following Liabilities (and only the following Liabilities) (collectively, the “Assumed Liabilities”):

(a)               the Liabilities of Seller arising under the Assumed Contracts after the Effective Time, but only to the extent relating to performance that is first due after the Effective Time;

(b)               all trade accounts payable of Seller to third parties arising in the ordinary course of business that were invoiced to Seller within thirty (30) days prior to the Closing Date, but only to the extent such trade accounts payable relate to the Business (the “Assumed Payables”);

(c)               all amounts payable to Continuing Employees (other than John A. Good and Kelly Luttrell) through the Closing Date in the ordinary course of business and consistent with Seller’s past practices for benefits, compensation and bonuses, and the amount of all accrued but unused vacation, personal time, sick leave, holidays or other paid time off (the “Assumed Employee Obligations”);and

(d)               the prorated share of any ad valorem Taxes with respect to the Purchased Assets relating to a taxable period (or portion thereof) beginning after the Closing Date as described in Section 2.5.

1.4          Retained Liabilities. Each of the Parties acknowledges and agrees that Purchaser is not agreeing to assume or become liable for (and Purchaser hereby expressly disclaims any liability for) any Liability of Seller or any of its Affiliates or Representatives, however or whenever arising, excepting only the Assumed Liabilities. All such unassumed Liabilities (the “Retained Liabilities”) are being retained by Seller, and Seller shall pay, perform or otherwise discharge all Retained Liabilities as they become due. Retained Liabilities include the following:

(a)               all of Seller’s Liabilities under the Transaction Documents;

(b)              all accounts payable of Seller other than the Assumed Payables;

(c)              all Liabilities of Seller for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or any other Transaction Document, or the consummation (or preparation for the consummation) of the transactions contemplated hereby or thereby (including all attorneys’ fees and financial or other advisory fees);

(d)              all Liabilities for (i) any federal, state, local or other Taxes of Seller (including Taxes which are imposed on or measured by the revenue, income or profits of Seller for any taxable period), (ii) any Taxes imposed on Seller as a result of the transactions contemplated hereby, (iii) any Taxes related to the Purchased Assets or the Business that were incurred in or that are attributable to any taxable period (or portion thereof) ending on or before the Closing Date (“Pre-Closing Tax Period”), (iv) Taxes resulting from being a member of an affiliated group filing or filing an affiliated, consolidated combined or unitary Tax Return, and (v) Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise;

(e)              all Liabilities to customers or third parties with respect to services performed by Seller prior to the Closing, without regard to (i) the basis or theory of claim (including negligence, tort, breach of express or implied warranty, failure to warn, test, inspect or instruct, infringement, fraud or otherwise), (ii) the nature of the damages sought (property damage, economic loss, personal injury, wrongful death or other), or (iii) whether the claim arose or is asserted before or after the Closing;

(f)               except for the Assumed Employee Obligations, all Liabilities arising out of any labor or related agreement, or any employment or labor relationship, between Seller and any of its Employees (regardless of when first known or asserted), including (i) all Liabilities relating to any grievance or claim of the Employee, or any employee benefit plan (other than the Employee Plans) sponsored or maintained by Seller or its Affiliates at any time or to which Seller or its Affiliates has made contributions or has a liability, (ii) all severance claims of any Employee (including such claims relating to or resulting from the consummation of the transactions contemplated hereby), all workers’ compensation or Equal Employment Opportunity Commission (“EEOC”) claims, demands, investigations or proceedings or any other claim for compensation due from Seller to an Employee, (iii) all Liabilities relating to any independent contractors and related misclassification issues under any Applicable Law arising before Closing, and (iv) all Liabilities with respect to any Employee who is not a Continuing Employee;

(g)              all Liabilities arising by reason of any violation or alleged violation by Seller of any Applicable Law or any requirement of any Governmental Authority;

(h)              all Liabilities under Assumed Contracts to the extent such Liabilities are not Assumed Liabilities, including those arising out of the consummation of the Closing, any failure to perform, improper performance, breach of warranty or other breach, default or violation occurring on or prior to the Closing Date;

(i)               all Liabilities arising under Environmental Law and relating to or arising out of any acts or omissions of Seller prior to the Closing, with respect to the Purchased Assets, including any such Liability relating to or arising from (i) any Real Property or any other real property presently or formerly owned, operated or leased by Seller, (ii) the off-site transportation, disposal or arranging for the off-site disposal of any Hazardous Materials, (iii) the Release of Hazardous Materials in, at, on, under, from or emanating from the Real Property or any other real property presently or formerly owned, operated or leased by Seller, or (iv) the actual or alleged violation of any Environmental Law;

(j)               all Liabilities of any Person arising out of or relating to the distribution, allocation and payment of any part of the Purchase Consideration in the manner directed by Seller;

(k)              all Indebtedness of Seller, and any Lien or Liabilities related thereto, given in connection therewith, or arising therefrom;

(l)               all retrospective premium adjustment, audit premium adjustment, experience-based liability, loss sharing cost adjustment or self-insured retention risk (including liability to reimburse Employees for health services rendered prior to Closing) with respect to any Seller Insurance Policies;

(m)             the prorated share of any ad valorem Taxes with respect to the Purchased Assets for Pre-Closing Tax Periods as described in Section 2.3; and

(n)              all Liabilities in respect of any of the Excluded Assets.

Article 2
PURCHASE CONSIDERATION

2.1          Initial Purchase Consideration. The aggregate consideration for the Purchased Assets shall be (a) 1,794,872 Class B Units of Purchaser (“OpCo Units”) (the “Initial Purchase Consideration”), plus (b) the assumption of the Assumed Liabilities.

2.2          Closing Date Delivery of Initial Purchase Consideration. At the Closing, Purchaser shall deliver to Seller the Initial Purchase Consideration.

2.3          Earn-Out Consideration. If either (a) the REIT’s common stock traded on the New York Stock Exchange or such other principal national securities exchange on which the REIT’s common stock may trade in the future (the “REIT Stock”) trades at or above a daily volume weighted average price of $25.00 per share (as may be adjusted pursuant to Section 2.4 below, the “Hurdle Price”) for at least 30 days during any trailing 365-day period prior to December 31, 2024, or (b) there is a Change of Control of the REIT prior to December 31, 2024, that is approved by the REIT Board and the holders of REIT Stock (such event, an “Earn-Out Trigger”), Purchaser shall deliver to Seller 769,231 OpCo Units (the “Earn-Out Consideration” and together with the Initial Purchase Consideration, the “Purchase Consideration”). If the Earn-Out Trigger is a merger, the Purchaser shall cause the Earn-Out Consideration to be treated as outstanding prior to the effective time of the merger. In all other cases, the Earn-Out Consideration shall be delivered within five (5) Business Days following the occurrence of the Earn-Out Trigger.

2.4          Adjustments. If between the date hereof and the date that either the Initial Purchase Consideration or the Earn-Out Consideration becomes payable, the OpCo Units are changed into a different number or a different class of units as a result of a reclassification, recapitalization, unit split, or combination, exchange or readjustment, or distribution or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the number of OpCo Units to be delivered pursuant to Sections 2.1 and 2.3. If between the date hereof and the date that the Earn-Out Consideration becomes payable, the REIT Stock is changed into a different number or a different class of shares as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, or distribution or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Hurdle Price.

2.5          Proration of Ad Valorem Taxes. In the case of any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), Purchaser and Seller shall apportion all property and similar ad valorem Taxes with respect to the Purchased Assets based upon the number of days in such Straddle Period. Seller shall be responsible for all such Taxes with respect to the Purchased Assets for the portion of such Straddle Period ending on the Closing Date, and Purchaser shall be responsible for all such Taxes with respect to the Purchased Assets for the portion of such Straddle Period beginning after the Closing Date, as determined on a daily pro rata basis. If the final prorated amounts are not known as of the Closing Date, such amounts shall be estimated and adjustments thereto shall be made after the Closing at such time as they are known to the Parties.

2.6          Tax Treatment. Seller and Purchaser intend that the transfer of the Purchased Assets in exchange for the Purchase Consideration be treated as a contribution of the Purchased Assets by Seller and a contribution by the REIT of all assets held by Purchaser immediately prior to the transfer, in each case, in exchange for partnership interests in Purchaser in a transaction consistent with the requirements of IRC Section 721(a) in accordance with Revenue Ruling 99-5, Situation 2, 1996-6 I.R.B. 8.

2.7          Withholding Tax. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement, including but not limited to any Earn-Out Consideration, any amounts required to be withheld or deducted under Applicable Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from any recipients of payments hereunder. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to the Person who would have otherwise been entitled to receive such amount.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Seller Parties hereby represent and warrant to Purchaser and the REIT as follows as of the date of this Agreement and as of the Closing Date:

3.1          Organization.

(a)               Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida, and it is duly qualified to conduct business, and is in good standing, in every jurisdiction in which the nature of its assets or the Business would require it to so qualify, including those listed on Schedule 3.1(a) of Seller’s Disclosure Letter. Seller has all requisite power and authority necessary to own and operate its properties and otherwise to conduct the Business as presently conducted.

(b)               No part of the Business is or has been conducted in an Affiliate of Seller. Seller holds no capital stock or other direct or indirect ownership interests in any Person, except as identified on Schedule 3.13.1(b) of Seller’s Disclosure Letter.

(c)               Seller has provided Purchaser with true and correct copies of all of its Organizational Documents.

(d)               All of the outstanding membership interests of Seller (the “Seller Membership Interests”) are owned of record and beneficially by the Persons listed on Schedule 3.1(d) of Seller’s Disclosure Letter.

3.2          Authority; No Violation; Enforceability.

(a)               Each Seller Party has all requisite power and authority necessary to enter into this Agreement and the other Transaction Documents to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents, and the performance by each Seller Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of each Seller Party. This Agreement and the other Transaction Documents to which a Seller Party is or will become a party or signatory (upon the due execution by all other parties thereto) constitute, or when delivered will constitute, the legal, valid and binding obligations of such Seller Party enforceable against it in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, moratorium, receivership, insolvency or other laws affecting the rights of creditors, generally, or to general principles of equity.

(b)               The execution and delivery by each of the Seller Parties of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with any Applicable Law, (ii) violate, conflict with or result in a breach or default under any Organizational Document or, (iii) except as set forth on Schedule 3.2(b) of Seller’s Disclosure Letter, require the consent, waiver or approval of, or notice to any Person (including beneficiaries of any trust), or conflict with, result in a violation or breach of, or constitute an event which, with or without notice or passage of time, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Lease, Material Contract, Permit or any assets or obligations of the REIT. The execution and delivery by Seller of this Agreement effectively conveys to, and vests in, Purchaser the full right, title and interest in and to the Purchased Assets, subject only to the Permitted Liens.

3.3          Financial Matters.

(a)               Financial Statements. Attached as Schedule 3.3(a) of Seller’s Disclosure Letter are (i) Seller’s unaudited financial statements consisting of the balance sheet as of December 31, 2018, together with the related unaudited statements of income and retained earnings, shareholder’s equity and cash flow for the year then ended, and (ii) the unaudited balance sheet of Seller as of October 31, 2019, (the “Most Recent Balance Sheet”) together with the unaudited monthly statements of income and cash flow of Seller for the 10-month period then ended (the statements described in clauses (i) and (ii) above are collectively referred to herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the audited Financial Statements). The Financial Statements (x) fairly present the financial condition and the results of operations of the Business as of the dates thereof and for the periods then ending, and (y) have been prepared from information contained in the books and records of Seller on a consistent basis throughout the periods covered by such statements. Seller has not received any complaint, allegation, assertion or claim of any material inadequacy in Seller’s internal accounting controls or the accuracy of the Financial Statements and, to the Knowledge of Seller, there is no basis for any such complaint, allegation, assertion or claim.

(b)               Accounts Payable. All accounts payable of Seller, including the Assumed Payables, arose in the ordinary course of business and are current in accordance with their terms.

3.4          Projections. The projections provided to Purchaser or the REIT by the Seller Parties prior to the Closing Date (the “Projections”) were prepared in good faith using assumptions that the Seller Parties believe in good faith are reasonable (which assumptions are disclosed therein) and are based on all reasonably available information regarding the current and historic operations, income and expenses of the Business by Seller and the operations, income and expenses of the Business as it is proposed as of the Closing Date to be conducted following the Closing as reflected in the assumptions underlying the Projections, it being understood by Purchaser and the REIT that (a) such Projections are not a guarantee of the future performance of the Business or that the results set forth in the Projections will be achieved, and (b) no Seller Party shall have any liability under, and there shall not be a breach of, this Section 3.4 based solely on any failure to achieve the Projections.

3.5          Title to and Sufficiency of Purchased Assets. Seller has good and valid title to, or in the case of leased or licensed assets, a valid leasehold interest in or license to, all of the Purchased Assets, free and clear of any and all Liens, except for Permitted Liens. The Purchased Assets include all tangible and intangible assets and rights necessary for the operation of the Business by Purchaser after the Effective Time as it is being conducted on the date hereof. None of the Excluded Assets are material to the Business. The tangible personal property included in the Purchased Assets is (a) in good operating condition and repair, ordinary wear and tear excepted, and (b) suitable and adequate for continued use in the manner in which it is presently being used.

3.6          Absence of Certain Changes. Except as set forth on Schedule 3.6 of Seller’s Disclosure Letter, since the date of the Most Recent Balance Sheet Seller has maintained the Purchased Assets owned by it in good operating condition and repair and has conducted its business in the ordinary course of business, and there is not, and has not been, any:

(a)              incurrence, assumption or guarantee of any Indebtedness by Seller, except unsecured current Liabilities incurred in the ordinary course of business consistent with past practice;

(b)              change in the accounting methods or practices of Seller, any change in depreciation or amortization policies or rates theretofore adopted by Seller, reversal of any accruals (whether or not in the ordinary course of business or consistent with past practice), creation, increase or decrease of any reserves in any material respect, or acceptance of customer deposits;

(c)              Tax election (or revocation or change of any Tax election), change to any annual Tax accounting period, election to adopt, revoke, or change any method of Tax accounting, filing of any amended Tax Return, any closing agreement, settlement or compromise any Tax claim or assessment relating to Seller, surrender of any right to claim a refund of Taxes, extension or waiver of any applicable statute of limitations with respect to Taxes, taking of any Tax position that is inconsistent with past practice, or any similar action relating to the filing of any Tax Return or the payment of any Tax;

(d)              transaction among Seller on the one hand and any equityholder or any Affiliate thereof, or any other current or former officer, director, employee, or independent contractor of Seller or its Affiliates on the other hand (other than the performance of services in the ordinary course of business pursuant to the Management Agreement);

(e)              any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former officer, manager, employee, leased employee or independent contractor of Seller or its Affiliates;

(f)               sale, transfer, assignment, license, lease or other conveyance of any interest in, or waiver of any right with respect to, the Purchased Assets, or any of them;

(g)              any purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(h)              imposition of any Lien with respect to any Purchased Asset (other than Permitted Liens);

(i)                modification, amendment, cancellation or termination of any Material Contract, or entry into any new Material Contract;

(j)               capital expenditures which would constitute or give rise to any Lien or Assumed Liability;

(k)              any change in the salary, bonus or other compensation of any director, officer, Employee, leased employee or independent contractor of Seller, any increase or addition to other benefits to which any such Person may be entitled or the adoption or amendment of any Employee Plan;

(l)               damage, destruction or loss, or any interruption in use, of any assets used in the Business, whether or not covered by insurance, involving assets which together with other assets materially damaged, destroyed or lost and fixed assets transferred or otherwise disposed of, have an aggregate fair market value of $10,000 or more;

(m)             adoption of any plan of merger, consolidation, reorganization, liquidation, dissolution, filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against Seller under any similar law;

(n)              an acquisition of any interests in any business, entity, or material assets;

(o)              any declaration, setting aside or payment or other distribution in respect of any Seller Membership Interests, or any direct or indirect redemption, purchase or other acquisition of any Seller Membership Interests;

(p)              event, occurrence, condition, fact or change of any character which, individually or in the aggregate, has had or could be expected to have a Material Adverse Effect; or

(q)              agreement to do or cause any of the things described in subsections (a) through (o) of this Section 3.6.

3.7          Personal Property. Schedule 3.7 of Seller’s Disclosure Letter lists all items of personal property leased or subleased by Seller in connection with the Business and identifies the applicable Contract with respect thereto. All Owned Personal Property and the personal property listed on Schedule 3.7 of Seller’s Disclosure Letter is in good operating condition, normal wear and tear excepted. The Owned Personal Property and the personal property listed on Schedule 3.7 of Seller’s Disclosure Letter are adequate for the uses to which they are being put, and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.8          Real Property.

(a)               Owned Real Property. Seller does not own, and has never owned, any real property.

(b)               Leased Real Property. Schedule 3.8(b) of Seller’s Disclosure Letter identifies all real property that is leased by Seller (the “Real Property”) and lists all leases, together with all amendments thereto, relating to such Real Property, including the Office Lease (the “Leases”). Seller has a valid leasehold estate and the right to quiet enjoyment of its Real Property. With respect to each Lease: (i) such Lease is in full force and effect and all rents, required deposits and additional rents due to date pursuant to such Lease have been paid in full, (ii) there is no existing default by Seller or the lessor of such Lease, (iii) Seller has not received any notice that Seller is in default under such Lease, (iv) to Knowledge of Seller, the owner of the applicable Real Property has not made any assignment, mortgage, pledge or hypothecation of such Lease or the rents or use fees due thereunder, and (v) there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by Seller or, to the Knowledge of Seller, by the lessor under such Lease. Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof. There are no Persons in possession of any portion of the Real Property other than Seller, whether as tenants-at-sufferance, trespassers or otherwise. To the Knowledge of Seller, there are no special assessments, pending or certified, with respect to the Real Property. No such Lease includes a requirement for Seller to make improvements to the premises or requires Seller to restore the property to its original condition as at the beginning of the lease.

(c)          Status. There are no existing, pending or threatened condemnation proceedings with respect to the Real Property or any portion thereof, nor any existing, pending or threatened zoning, building code or similar matters which could reasonably be expected to adversely affect the Real Property as currently used in the Business. Seller is in compliance with all applicable building code, zoning, land use and similar Applicable Laws with respect to the Real Property (and the current use of the Real Property in connection with the Business does not constitute a nonconforming or “grandfathered” use), and has not received any written notice of a violation of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property or any portion thereof. The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

3.9          Necessary Properties. All properties and assets occupied by, used in or necessary to the conduct of the Business as historically conducted by Seller and as contemplated by Purchaser to be conducted from and after the Effective Time, other than the Excluded Assets, are included in the Purchased Assets and are being sold, transferred, assigned and conveyed by Seller to Purchaser pursuant to this Agreement. Neither Purchaser’s ability to use the Purchased Assets in the conduct of the Business nor Purchaser’s ability to conduct the Business, in each case as historically conducted by Seller, will be prohibited or otherwise impaired by the consummation of the transactions contemplated hereby.

3.10        Contracts.

(a)          Disclosure. Schedule 3.10(a) of Seller’s Disclosure Letter sets forth a list of all of the following types of Contracts to which Seller is a party or by which Seller, its assets, or properties or the Business, is bound or subject (collectively, together with any Contracts set forth in Schedules 3.8, and 3.14(b) of Seller’s Disclosure Letter, the “Material Contracts”):

(i)                Contracts (or a group of related Contracts) involving aggregate consideration in excess of $10,000 per year and which, in each case, cannot be cancelled without penalty or without advance notice of thirty (30) days’ or more;

(ii)              Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(iii)           Contracts relating to employment, employee leasing, independent contractors, consulting and other personal service arrangements, and all severance, change-in-control or similar Contracts;

(iv)           Contracts, including indemnification agreements or any confidentiality, non-solicitation, and non-competition agreements, with (A) any current or former leased employee, independent contractor, consultant or other Representative of Seller, (B) any individual related by blood, marriage or adoption to any such person, or any entity in which any such individual owns any equity interest, or (C) any Affiliate of any of the foregoing;

(v)            Contracts relating to joint ventures or partnerships of Seller, or to the acquisition or ownership by Seller of any operating business or any other Person;

(vi)           Contracts relating to any Indebtedness, including promissory notes, capitalized leases, pledges or guaranties, security agreements, or conditional sale or title retention agreements, interest rate or commodity hedging agreements, bonds, sureties or letters of credit;

(vii)          Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)         Contracts with any Governmental Authority;

(ix)            powers of attorney with respect to the Business, any Purchased Assets or any Assumed Liability;

(x)             any shareholder agreement, proxy, registration rights agreement or any arrangement relating to or affecting the ownership or voting of the capital stock or other equity interests of Seller; and

(xi)            any other Contract that is material to the Purchased Assets or operation of the Business and not otherwise required to be disclosed pursuant to this Section 3.10(a).

(b)           Status. Seller has delivered to Purchaser true and accurate copies of all written Material Contracts and a summary description of all unwritten Material Contracts, if any, including all amendments, modifications and supplements thereto and material waivers and consents thereunder. Except as set forth in Schedule 3.10(b) of Seller’s Disclosure Letter: (i) Seller has not assigned any of its rights or obligations under (and is not otherwise restricted for any reason from enjoying the full benefits under) any Material Contract, (ii) Seller has complied in all material respects with all provisions of the Material Contracts, (iii) to the Knowledge of Seller, no other party is in material default in connection with any Material Contract, (iv) no act or event has occurred which, with notice or lapse of time or both, constitutes a material default by Seller under any Material Contract, or, to the Knowledge of Seller, by any other party to any Material Contract, or would cause or permit the acceleration of any obligation or the loss of any material benefit thereunder, (v) no Material Contract requires Seller to maintain any performance bond, letter of credit or other security arrangement, and (vi) Seller has not received any notice of cancellation or termination in connection with any Material Contract. Each Material Contract is a valid and binding agreement of Seller and is enforceable against the other party thereto in accordance with its terms.

3.11       No Litigation. Except as set forth in Schedule 3.11 of Seller’s Disclosure Letter, there is no Action pending or, to the Knowledge of Seller, threatened against Seller (i) relating to the Business or the Purchased Assets, or (ii) which may affect Seller’s ability to perform its respective obligations under this Agreement or under any other Transaction Document, and to the Knowledge of Seller, there is no basis for any such action. Schedule 3.11 of Seller’s Disclosure Letter describes any such Action arising, alleged or commenced by or against Seller or settled or otherwise finally resolved by the parties thereto.

3.12       Operations Conducted Lawfully. At all times, Seller has operated the Purchased Assets, and Seller has conducted the Business, in compliance with Applicable Law. Seller has not been charged with, nor is Seller in receipt of any notice or warning of, or to the Knowledge of Seller, under investigation with respect to, any failure or alleged failure to comply with any provision of any Applicable Law with respect to the Business or the Purchased Assets. Without limiting the foregoing, neither Seller nor any of its Representatives has made any bribe, rebate, payoff, influence payment, kickback or other payment unlawful under any Applicable Law. Seller has all licenses, permits, approvals, authorizations, registrations, certificates, variances or similar rights issued by any Governmental Authority (“Permits”) required with respect to the Business and the Purchased Assets, and all such permits are listed on Schedule 1.1(d) of Seller’s Disclosure Letter. All of the Permits are in full force and effect, and Seller is in compliance with the Permits.

3.13       Environmental Protection.

(a)               Seller is and at all times has been, with respect to the Purchased Assets, the Real Property and the Business, in compliance with all applicable Environmental Laws, including those relating to Hazardous Material. None of the Purchased Assets or the Real Property has been contaminated with any Hazardous Material so as to constitute a violation of any Environmental Law or so as to trigger any Remedial Action. Seller has not, with respect to the Purchased Assets, the Real Property or the Business, received any written communication from any Person alleging that the Purchased Assets, the Real Property or the Business are not in compliance with applicable Environmental Laws or are so contaminated.

(b)               Seller has not (i) used, treated, stored, disposed of, or caused a Release of any Hazardous Material on, under, at, from or in any way affecting the Real Property, or (ii) shipped any Hazardous Material generated on the Real Property to any other place for use, treatment, storage or disposal.

(c)               There is no Environmental Claim pending or, to the Knowledge of Seller, threatened against Seller or against the Purchased Assets or the Business, and there is no basis for any such Environmental Claim. Except as set forth on Schedule 3.13(c) of Seller’s Disclosure Letter, no asbestos or asbestos-containing material has ever been installed at the Real Property and Seller has not ever been subject to any Environmental Claims, including claims for bodily injury, death or medical monitoring, arising out of or relating to actual or alleged exposure to asbestos or asbestos-containing materials.

3.14        Intellectual Property.

(a)               Seller’s Intellectual Property. Schedule 3.14(a) of Seller’s Disclosure Letter contains a complete and accurate list of all of the following forms of the Seller Intellectual Property: (i) patented or registered Intellectual Property, (ii) pending patent applications or other applications for registrations of Intellectual Property, (iii) trade or corporate names, trade dress, logos, Internet domain names, unregistered trademarks and unregistered service marks, and (iv) unregistered copyrights.

(b)               Third Party Intellectual Property. Schedule 3.14(b) of Seller’s Disclosure Letter contains a complete and accurate list of all Intellectual Property owned by third parties and used in the operation of the Purchased Assets or the conduct of the Business as presently conducted, including (i) patents, (ii) trade or service marks, (iii) registered copyrights and (iv) computer software licenses, other than readily available word processing, accounting and financial analysis software generally available in the retail market with an individual copy or user charge of less than $1,000 and an aggregate cost of less than $10,000. To the extent not otherwise disclosed on Schedule 3.10(a) of Seller’s Disclosure Letter, Schedule 3.14(b) of Seller’s Disclosure Letter identifies each license agreement, maintenance and support agreement or other Contract relating to the Intellectual Property referred to in this Section 3.14(b).

(c)               Status. Seller owns and possesses all right, title and interest in, or has the right to use pursuant to a valid and enforceable written license, all Intellectual Property used by it in the operation of Business as presently conducted. Seller has not leased, transferred, or licensed any Seller Intellectual Property to any third party. Seller’s rights in the Seller Intellectual Property is valid and enforceable and no portion thereof has been misused in a manner that would constitute a valid and successful defense to claims by Seller against a third party for infringement of any Seller Intellectual Property. No loss or expiration of any Seller Intellectual Property is pending, reasonably foreseeable, or to the Knowledge of Seller, threatened. Following the consummation of the transactions contemplated hereby and by the other Transaction Documents, the Seller Intellectual Property shall be owned or available for use by Purchaser immediately after the Closing on terms and conditions identical to those under which Seller owned or used the Seller Intellectual Property immediately prior to the Closing.

(d)               Adverse Claims. No claims against Seller have been made or are presently pending contesting the validity, use, ownership or enforceability of any Seller Intellectual Property, and, to the Knowledge of Seller, there is no basis for any such claim. Seller has not infringed or misappropriated, and the operation of the Business as currently conducted does not infringe or misappropriate, any Intellectual Property of any other Persons, nor has Seller received any notice regarding any of the foregoing (including, any demand or offer to license any Intellectual Property from any other Person). To the Knowledge of Seller, no third party has infringed or misappropriated any Seller Intellectual Property.

3.15        Business IT Systems. All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past three (3) years, there has been no (i) malfunction, failure, continued substandard performance, or impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

3.16        Data Security. Seller has complied with Applicable Law and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past three (3) years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any Applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

3.17        Tax Matters. Except as set forth on Schedule 3.17 of Seller’s Disclosure Letter:

(a)               All Tax Returns required to be filed by Seller for any pre-Closing Tax period have been, or will be, timely filed with the appropriate Governmental Authorities. Such Tax Returns are, or when filed, will be, true, complete and correct in all material respects. All income and other material Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid to the appropriate Governmental Authorities. No claim has been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction. There are no Liens for Taxes (other than with respect to Taxes not yet due and payable) on or encumbering any of the Purchased Assets.

(b)               Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

(c)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. Seller has not agreed to any extension of time for an assessment or deficiency related to Taxes with respect to the Business or any Purchased Asset. All deficiencies asserted, or assessments made, against Seller, any Purchased Asset, or the Business as a result of any examinations by any Governmental Authority have been fully paid. Seller is not a party to any action by any Governmental Authority with respect to Taxes, and there are no pending or, to the Knowledge of Seller, threatened actions against Seller by any Governmental Authority.

(d)               Seller is not a “foreign person” within the meaning of IRC Section 1445 and the Treasury Regulations thereunder.

(e)               Seller is not, and has never been, a party to, or a promoter of, a “reportable transaction” within the meaning of IRC Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of federal, state, local or non-U.S. Tax Law).

(f)                None of the Assumed Liabilities is an obligation to make any payment that will be subject to any additional Tax under IRC Section 409A.

(g)               None of the Purchased Assets is (i) subject to a “safe harbor lease” under former Section 168(f)(8) of the IRC, subject to IRC Section 168(g)(1)(A), “tax-exempt use property” within the meaning of IRC Section 168(h), or “tax-exempt bond financed property” within the meaning of IRC Section 168(g)(5), (ii) subject to a disqualified leaseback or long-term agreement as defined in IRC Section 467, (iii) directly or indirectly securing any debt the interest on which is tax-exempt under IRC Section 103(a) or (iv) an asset that would cause the REIT to fail to satisfy the requirements of IRC Section 856(c).

(h)               Seller is not a party to or bound by any Tax allocation, Tax sharing agreement, Tax indemnity or similar contract or arrangement other than customary commercial agreements (such as leases) entered into in the ordinary course of business a principal purpose of which is not Taxes.

(i)                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to Seller, the Business or the Purchased Assets.

3.18        Employees.

(a)               Schedule 3.18(a) of Seller’s Disclosure Letter contains, for each current Employee, a true, complete and correct list of the: Employee’s name; hire date; department; current annual salary or hourly rate of pay (whichever is applicable); bonuses and other incentive pay earned in 2018 (whether paid in 2018 or 2019); accrued bonuses and other incentive pay for 2019; part-time, full-time or temporary status; exempt or non-exempt status; accrued unused vacation benefits; leave of absence status (including FMLA and disability), including any expected return to work date; and service credited for purposes of vesting and eligibility to participate under the Employee Plans. Schedule 3.18(a) of Seller’s Disclosure Letter also sets forth a list of each “covered employee” and any “qualified beneficiary” related to such covered employee who has experienced a “qualifying event” or is receiving “continuation coverage” as of the date hereof, and identifies the date and nature of each such qualifying event, in each case, as such term is defined in COBRA. Except as listed on Schedule 3.18(a) of Seller’s Disclosure Letter, each Employee may be terminated at will by Seller without penalty or any continuing obligations, except for any accrued benefits under the Employee Plans and statutory obligations to former employees. Seller has provided accurate and complete I-9 information for all Employees listed in Schedule 3.18(a) of Seller’s Disclosure Letter.

(b)               Schedule 3.18(b) of Seller’s Disclosure Letter contains a true, complete and correct list of the name, service date, compensation rate, and a brief description of the services of each other Person that performs or, within the 6-month period prior to the date hereof, performed personal services for Seller as an independent contractor. All individuals characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under Applicable Law, and all current Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.

(c)               Seller is and has been in compliance with all Applicable Law pertaining to employment and employment practices, including those relating to labor relations or arising under labor relations laws, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of Employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. There are no actions, charges or proceedings against Seller pending, or to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the hiring or termination of any current or former applicant, employee, consultant or independent contractor of Seller.

(d)               Seller has not at any time recognized any collective bargaining agent for Employees and is not and has not been bound by any collective bargaining agreement covering any of its Employees; no such agreements are being negotiated as of the date hereof; and to the Knowledge of Seller, there is not, and has not been, any organizational effort made or threatened by or on behalf of any collective bargaining representative with respect to Employees. Seller has not experienced any strike, grievance, claims of unfair labor practices, or other collective bargaining disputes, and to the Knowledge of Seller, none are threatened to be brought or filed, by or with any Governmental Authority.

(e)               All employment agreements to which Seller is a party (“Employment Agreements”) are listed in Schedule 3.10(a)(iii) of Seller’s Disclosure Letter.

3.19       Employee Plans and Related Matters.

(a)               Schedule 3.19(a) of Seller’s Disclosure Letter sets forth a list, as of the date hereof, of every plan, program or arrangement which Seller currently sponsors, maintains or contributes or is bound to on behalf of Employees for: defined benefit or defined contribution retirement benefits; stock purchase or ownership; executive compensation, including deferred compensation or equity participation; bonus, commission, profit-sharing and other incentive compensation; vacation, sick and other paid and unpaid leave; short-term or long-term disability benefits; death benefits; health care benefits; severance, salary continuation or other termination pay benefits; employee assistance benefits; and each other material employee benefit, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is established, maintained, adopted, sponsored, or contributed to, by Seller for the benefit of or relating to any Employees or their dependents, survivors, or beneficiaries, whether or not in writing and for which Seller could have liabilities (whether provided through insurance or otherwise); and all of the foregoing are hereinafter collectively referred to as “Employee Plans”.

(b)               With respect to each Employee Plan, Seller has provided, or made available, to Purchaser where applicable: (i) all documents embodying or governing such Employee Plan (or a complete and accurate summary of any Employee Plan that is not evidenced by a written plan document), and any funding medium for the Employee Plan (including, without limitation, trust agreements), (ii) the most recent IRS determination or opinion letter with respect to such Employee Plan under Section 401(a) of the IRC, (iii) the three (3) most recently filed IRS Form 5500 Annual Reports and accompanying schedules and audited financial statements, (iv) the most recent actuarial report, (v) the current summary plan description for such Employee Plan and all summaries of material modifications thereto, (vi) any insurance policy related to such Employee Plan, and (vii) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation, the U.S. Department of Labor or any other Governmental Authority relating thereto.

(c)              Each Employee Plan has been administered in accordance with the requirements of Applicable Law, including, without limitation, ERISA and the IRC, and is being administered and operated in accordance with its terms.

(d)              No Employee Plan is subject to Title IV of ERISA, a multiemployer plan (within the meaning of ERISA Section 3(37)), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a “multiple employer plan” (as defined in Section 413 of the IRC) and during the preceding six (6) years, Seller has not contributed to or maintained any such plan. Seller has no liability under Title IV of ERISA, the IRC or other Applicable Law with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA that is maintained by an ERISA Affiliate or to which an ERISA Affiliate contributes or previously contributed. Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the IRC has received a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, and, to the Knowledge of Seller, nothing has occurred subsequent to the date of such favorable determination letter or opinion that could reasonably be expected to result in the disqualification of any such Employee Plan.

(e)              Full payment has been made, or otherwise properly accrued on the books and records of Seller, of all amounts that Seller is required under the terms of an Employee Plan to have paid as contributions to such Employee Plan on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued for on the books and records of Seller through the date hereof.

(f)               Neither Seller, nor any Person appointed or otherwise designated to act on behalf of Seller, or, to the Knowledge of Seller, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the IRC and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Plan that is reasonably expected to result in the imposition of a penalty or civil action pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the IRC.

(g)              There is no Action pending or, to the Knowledge of Seller, threatened with respect to any Employee Plan, other than routine claims for benefits. Within the three (3) years prior to the date hereof, Seller has not been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)              Except as set forth on Schedule 3.19(h) of Seller’s Disclosure Letter, no Employee Plan provides for any post-termination or retiree welfare benefits to any individual for any reason, other than as required under IRC Section 4980B, Part 6 of Title I of ERISA or other similar Applicable Law. With respect to each Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by Seller are (i) fully insured, or (ii) covered under a contract with a health maintenance organization.

(i)               Except as set forth on Schedule 3.19(h) of Seller’s Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (individually or together with the occurrence of any other event): (i) entitle any current or former Employee, trustee, director or consultant of Seller to severance pay or any other payment, (ii) accelerate the time of payment, vesting or funding, or increase the amount or value of any compensation due to such person, (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the IRC, or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of IRC Section 280G(c) or with respect to any deferred compensation plan within the meaning of IRC Section 409A.

(j)               Seller and each Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), (ii) has at all times been in compliance with all applicable Healthcare Reform Laws, and (iii) no event has occurred, and to the Knowledge of Seller, no condition or circumstance exists, that would reasonably be expected to subject Seller or any Company Health Plan to any penalties or excise taxes under IRC Sections 4980D, 4980H, or 4980I or any other provision of the Healthcare Reform Laws.

3.20       Customers and Suppliers.

(a)              Purchaser is and has always been the sole customer of the Business and Seller, and the Business has been the sole business activity of Seller since its formation.

(b)              Schedule 3.20(b) of Seller’s Disclosure Letter identifies the ten (10) largest suppliers of the Business (in terms of expenditures) for (i) the most-recently completed fiscal year (the “Major Suppliers ”), and (ii) the 10-month period ended October 31, 2019. Seller has received no notice, nor does any Seller Party have Knowledge, that any Major Supplier will terminate or reduce its sales to, or otherwise materially increase pricing (or materially reduce discounts) offered to, Seller.

3.21       Insurance.

(a)              Schedule 3.21(a) of Seller’s Disclosure Letter lists all insurance carried by or on behalf of Seller with respect to the Business or the Purchased Assets (the “Seller Insurance Policies”), true, complete and correct copies of which have been furnished to Purchaser, and sets forth a summary of all insurance carried by on behalf of Seller since January 1, 2016 with respect to the Business or the Purchased Assets. Each of the Seller Insurance Policies is in full force and effect, the premiums due thereon have been timely paid, and Seller is not in default with respect to its obligations under any of such policies. Seller has not received notice of cancellation or termination with respect to any Seller Insurance Policy, nor any predecessor policy since December 31, 2016. All liability insurance policies covering the Business or any Purchased Asset have been and are on an “occurrence” basis, rather than a “claims made” basis, and, since January 1, 2016 have been and are with insurers rated at least A+ by A.M. Best. The Seller Insurance Policies are of the type and in the amounts customarily carried by Persons owning assets such as the Purchased Assets or conducting a business similar to the Business and are sufficient for compliance with all Applicable Law and Contracts to which Seller is a party or by which it is bound. Seller has given timely notice to the insurer of all material claims that may be insured by the Seller Insurance Policies.

(b)               Schedule 3.21(b) of Seller’s Disclosure Letter lists all open or pending insurance claims made against any Seller Insurance Policy, as well as all such claims made during the periods specified on Schedule 3.21(b) against any current or former insurance policy carried by or on behalf of Seller or otherwise covering the Purchased Assets or the Business.

3.22       Affiliate Transactions. Except for the performance of services by Seller in the ordinary course of business pursuant to the Management Agreement or otherwise as set forth and described in Schedule 3.22 of Seller’s Disclosure Letter, no current or former officer, director, member, employee, Representative, Affiliate of Seller, nor any of its respective Affiliates nor, to Seller’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Seller or has any interest in any of the Purchased Assets, and none of the assets, tangible or intangible, or properties that are used by Seller in the Business are owned by any such Person or individual.

3.23       Brokers. Except for the fee payable to Raymond James set forth on Schedule 3.23 of Seller’s Disclosure Letter, which shall be paid by Seller or one of the other Seller Parties, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

3.24       OpCo Units.

(a)               Seller understands that the OpCo Units to be issued hereunder have not been registered under the Securities Act, or under Blue Sky Laws, in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such OpCo Units subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws.

(b)               The OpCo Units are being acquired under this Agreement by Seller in good faith solely for its own account for investment and not with a view toward resale or other distribution in violation of the Securities Act. Seller understands and agrees that the OpCo Units shall not be disposed of by Seller in contravention of the Securities Act or any applicable Blue Sky Laws.

(c)               Seller Parties have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of Seller’s investment in the OpCo Units, and they understand and are able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of the value of the investment in such OpCo Units).

(d)               Seller Parties are personally and directly familiar with business that is conducted and is intended to be conducted by Purchaser and the REIT, including financial matters related to such business, have been given the opportunity to ask questions of, and receive answers from, the REIT Board, and the officers of Purchaser and the REIT concerning the business and financial affairs of Purchaser and the REIT, and the terms and conditions of Seller’s acquisition of such OpCo Units, and have had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).

(e)               Seller Parties acknowledge that the OpCo Units acquired under this Agreement will bear a Securities Act legend and the legend set forth in Section 2.6 of the Operating Agreement.

(f)                Seller has had an opportunity, to the full extent it deemed necessary or desirable, to inform its legal and/or financial advisers of the terms, nature and risks of investing in the OpCo Units at this time, and to consult with them as appropriate about the investment.

(g)               Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows as of the date of this Agreement and as of the Closing Date:

4.1          Organization. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business in and is in good standing in each jurisdiction where it is required to be so qualified.

4.2          Authority; No Violation; Enforceability. Purchaser has all requisite power and authority necessary to enter into the Transaction Documents to be executed and delivered by it pursuant to this Agreement and to perform its obligations under such Transaction Documents. The execution and delivery of such Transaction Documents and the consummation by Purchaser of the transactions contemplated by, and other compliance with or performance under, such Transaction Documents have been duly authorized by all necessary action on the part of Purchaser. The execution and delivery by Purchaser of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby do not and will not violate, conflict with, result in a breach or default under, or give to others any interest or rights of termination, cancellation or acceleration with respect to any organizational document or any agreement, permit, instrument or obligation applicable to Purchaser, or any of its assets, nor will any such execution, delivery and performance require the consent, waiver or approval of any Person that has not been received. The Transaction Documents to which Purchaser is a party or signatory constitute the legal, valid and binding obligations of Purchaser and are enforceable in accordance with their terms.

4.3          OpCo Units. The OpCo Units are a newly created class of units and no units are issued and outstanding on the date hereof. All of the OpCo Units to be delivered as Purchase Consideration have been duly authorized and, upon issuance pursuant to the terms of this Agreement, will be validly issued.

4.4          No Litigation. There is no litigation, action, claim, proceeding, or governmental audit or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser which may affect Purchaser’s ability to perform its obligations under the Transaction Documents.

4.5          Brokers. Except for the fee payable to HFF Securities, L.P. (the “REIT Financial Advisor”) set forth on Schedule 4.5 of Seller’s Disclosure Letter, which shall be paid by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE REIT

The REIT hereby represents and warrants to Seller as follows as of the date of this Agreement and as of the Closing Date:

5.1          Organization. The REIT is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland and is duly qualified to conduct business in and is in good standing in each jurisdiction where it is required to be so qualified.

5.2          Authority; No Violation; Enforceability. The REIT has all requisite corporate power and authority necessary to enter into the Transaction Documents to be executed and delivered by it pursuant to this Agreement and to perform its obligations under such Transaction Documents. The Special Committee has unanimously approved the transactions contemplated by this Agreement and recommended such transactions to the holders of REIT Stock for approval. The transactions contemplated by this Agreement are subject to approval by a majority of the votes cast by the holders of REIT Stock (other than votes cast for shares owned directly or indirectly by Dean Jernigan and John A. Good or their Affiliates; provided, however, that for purposes of determining whether a quorum is present at such meeting, the shares owned of record by Dean Jernigan and John A. Good and their Affiliates shall be counted) at a Stockholders Meeting at which a quorum is present (the “Requisite Stockholder Vote”). Subject to the Requisite Stockholder Vote, the execution and delivery of such Transaction Documents and the consummation by the REIT of the transactions contemplated by, and other compliance with or performance under, such Transaction Documents have been duly authorized by all necessary action on the part of the REIT. The execution and delivery by the REIT of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby do not and will not violate, conflict with, result in a breach or default under, or give to others any interest or rights of termination, cancellation or acceleration with respect to any organizational document or any agreement, permit, instrument or obligation applicable to the REIT, or any of its assets, nor will any such execution, delivery and performance require the consent, waiver or approval of any Person that has not been received. The Transaction Documents to which the REIT is a party or signatory constitute the legal, valid and binding obligations of the REIT and are enforceable in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, moratorium, receivership, insolvency or other laws affecting the rights of creditors, generally, or to general principles of equity.

5.3          Fairness Opinion. The REIT Financial Advisor has delivered to the Special Committee its opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Purchase Consideration is fair, from a financial point of view, to the holders of REIT Stock who are not affiliated with Seller or its Affiliates.

5.4          No Litigation. There is no litigation, action, claim, proceeding, or governmental audit or investigation pending or, to the knowledge of the REIT, threatened against the REIT which may affect the REIT’s ability to perform its obligations under the Transaction Documents.

5.5          Brokers. Except for the fee payable to the REIT Financial Advisor set forth on Schedule 4.5 of Seller’s Disclosure Letter, which shall be paid by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the REIT or any of its Affiliates.

5.6          Redemption Shares. The issuance of shares of REIT Stock upon redemption of the OpCo Units issuable pursuant to this Agreement (the “Redemption Shares”) has been duly authorized by the REIT Board, and, if and when issued in accordance with the terms of the Operating Agreement, such Redemption Shares will be validly issued, fully paid and non-assessable.

Article 6
THE CLOSING

6.1          Generally. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a time and on a date to be specified by the Parties, which will be no later than the second Business Day after the satisfaction or waiver by the applicable Party of all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as otherwise agreed by the Parties (the date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”) by electronic exchange of the closing deliverables contemplated herein. The Closing will be deemed to take place at the offices of Hunton Andrews Kurth LLP at 951 East Byrd Street, Richmond, Virginia 23219. If all such actions are taken or appropriately waived, then the Closing shall be effective at 12:01 a.m. (Eastern Standard Time) on the Closing Date (the “Effective Time”).

6.2         Deliveries at Closing.

(a)          Deliveries by Seller. Seller shall deliver or cause to be delivered, in addition to all other items specified elsewhere in this Agreement, the following to Purchaser at the Closing, each of which must be in form and substance reasonably satisfactory to Purchaser:

(i)            Bill of Sale. A bill of sale substantially in the form attached as Exhibit A hereto, duly completed in favor of Purchaser and duly executed by Seller.

(ii)           Assignment and Assumption Agreement. An assignment and assumption agreement substantially in the form attached as Exhibit B hereto (“Assignment and Assumption Agreement”), duly executed by Seller.

(iii)          Secretary’s Certificate. A certificate from Seller executed by the secretary (or equivalent officer) of Seller, dated as of the Closing Date, certifying that attached thereto are true and correct copies of (i) Seller’s Organizational Documents, each as amended through such date and certified by the Secretary of State of the State of Florida, and (ii) all resolutions adopted by Seller authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of all transactions contemplated hereby and thereby, that such resolutions are in full force and effect, and that they are all of the resolutions adopted in connection with such transactions, and (iii) as to the names and signatures and, where applicable, incumbency of each Person executing a Transaction Document on behalf of Seller.

(iv)          Certificates of Good Standing. Certificates of Good Standing (or equivalent) with respect to Seller from the Secretary of State (or equivalent) of the State of Florida and from each other state listed on Schedule 3.1(a) of Seller’s Disclosure Letter, each dated as of a date not more than thirty (30) days prior to the Closing Date.

(v)           Files and Records. The Files and Records.

(vi)          Assignment of Office Lease. An assignment of lease substantially in the form attached as Exhibit C hereto (“Assignment of Office Lease”), duly executed by Seller.

(vii)         Assignment of Management Agreement. An assignment of the Management Agreement substantially in the form attached as Exhibit D hereto (“Assignment of Management Agreement”), duly executed by Seller.

(viii)        Non-Foreign Person Affidavit. A non-foreign person affidavit that complies with the requirements of IRC Section 1445 and the Treasury Regulations thereunder, in a form reasonably satisfactory to Purchaser, duly executed by Seller.

(ix)          Tax Clearance and Bulk Sales Certificates. (A) Any and all certificates and other documents necessary to establish Seller’s compliance with the requirements and provisions of any Tax clearance, bulk sales, bulk transfer or similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and (B) such other evidence as Purchaser may request to evidence Seller’s compliance with the Tax laws of each state in which the Purchased Assets are located and each other jurisdiction in which Seller files any Tax Return, or to determine the amount of withholding required to avoid successor liability in accordance with such states’ applicable tax clearance procedures.

(x)             Membership Acceptances. Documents evidencing the admission of each member of Seller as a member of Purchaser and the acceptance of the terms of the limited liability company agreement of the Purchaser (the “Operating Agreement”) by such members in accordance with Section 12.2 of the Operating Agreement.

(xi)            Other. Such other documents, instruments and certificates as Purchaser may reasonably request in order to consummate or more effectively evidence the transactions contemplated by this Agreement and the other Transaction Documents.

(b)           Deliveries by Purchaser. Purchaser shall deliver or cause to be delivered, in addition to all other items specified elsewhere in this Agreement, the following to Seller (or such other Person as is applicable) at the Closing, each of which must be in form and substance reasonably satisfactory to Seller:

(i)              Initial Purchase Consideration. The Initial Purchase Consideration.

(ii)             Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Purchaser.

(iii)            Assignment of Office Lease. The Assignment of Office Lease, duly executed by Purchaser.

(iv)            Assignment of Management Agreement. The Assignment of Management Agreement, duly executed by Purchaser.

(v)            New York Stock Exchange Approval. A notification from the New York Stock Exchange that the Redemption Shares have been reserved for listing.

(vi)           Other. Such other documents, instruments and certificates as Seller may reasonably request in order to consummate or more effectively evidence the transactions contemplated by this Agreement and the other Transaction Documents.

Article 7
OTHER AGREEMENTS

7.1          Proxy Statement.

(a)               The REIT shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a preliminary Proxy Statement with respect to the Stockholders Meeting. Seller shall cooperate with the REIT in connection with the preparation of the Proxy Statement and any such other filings, including delivering to the REIT any required information regarding the Seller Parties and any financial statements of the Seller reasonably requested by the REIT or required to be included in the Proxy Statement by Applicable Law.

(b)               The REIT shall set a date for the Stockholders Meeting in accordance with Section 7.2 and cause the Proxy Statement to be mailed to the holders of the REIT’s stockholders as promptly as practicable after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement or (ii) the conclusion of any SEC or staff review of the Proxy Statement.

(c)               If at any time prior to the Stockholders Meeting, any information relating to the REIT, Purchaser or Seller, or any of their respective Affiliates, is discovered by a Party, which information should, on the advice of counsel, be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the REIT, and the REIT shall prepare and mail to its stockholders such an amendment or supplement, in each case, to the extent determined by the REIT to be required by Applicable Law.

7.2          Stockholders Meeting. The REIT, acting through the REIT Board (or a committee thereof), shall, as promptly as practicable following confirmation by the SEC that the SEC has no further comments on the Proxy Statement or that the REIT may commence mailing the Proxy Statement, take all action required under Applicable Law and the REIT’s Organizational Documents and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable a Stockholders Meeting; provided that the REIT may postpone or adjourn such meeting solely (a) to the extent required by Applicable Law, (b) with the written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), (c) to allow reasonable additional time to solicit additional proxies to the extent the REIT reasonably believes necessary in order to obtain the Requisite Stockholder Vote or (d) in the absence of a quorum. The REIT Board (or the Special Committee) shall recommend that the holders of REIT Stock vote in favor of the Agreement and the transactions contemplated hereunder (the “Agreement Proposal”), and the REIT shall use its reasonable efforts to solicit from the holders of REIT Stock proxies in favor of the Agreement Proposal. Notwithstanding the foregoing, the REIT Board may, without liability hereunder, decline to make or may withdraw, modify or change its recommendation at any time prior to obtaining the Requisite Stockholder Vote if the Special Committee determines in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with its duties to the REIT or the REIT’s stockholders under applicable Law.

7.3          Third Party Consents; Conflicting Instruments. Seller shall use its reasonable best efforts to obtain the consent or waiver of any third party necessary in connection with the assignment and assumption of any of the Assumed Contracts, Assigned Permits, or Intellectual Property or any other aspect of the transactions contemplated by this Agreement. If any such consent is not obtained prior to Closing then (a) the applicable Contract, Permit or Intellectual Property shall not be assigned at the Closing, and (b) Seller will cooperate with Purchaser to provide Purchaser with the net benefits thereof, and to obtain such consent or waiver (or the issuance of new Permits to Purchaser) as soon as practical following Closing. The Parties acknowledge that some third parties may require Purchaser and/or Seller to execute certain agreements or acknowledgments in connection with granting consent or giving waivers, and that such agreements and acknowledgments may include terms and conditions that conflict with, or purport to alter, the allocation of Retained Liabilities and Assumed Liabilities between the Parties as set forth in this Agreement. The Parties agree that, notwithstanding a conflicting term in any such instrument (whether made before or after the date hereof), as between such Parties, the terms in this Agreement shall govern the assignment and assumption of the applicable Assumed Contracts, Assigned Permits or Intellectual Property in all respects.

7.4         Access to Information. From the date hereof until the Closing, Seller shall (a) afford Purchaser and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Files and Records, Contracts and other documents and data related to the Business; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Business as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Purchaser in its investigation of the Business.

7.5         Conduct of Business. Between the date of this Agreement and the Closing or earlier termination of this Agreement, unless Purchaser shall otherwise consent in advance in writing:

(a)          Required Actions. Seller shall:

(i)              maintain its legal existence;

(ii)             conduct the Business only in the ordinary course pursuant to the Management Agreement;

(iii)            pay the debts, Taxes and other obligations of the Business when due;

(iv)            maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(v)             continue in full force and effect without modification all insurance policies of the Business, except as required by Applicable Law; and

(vi)            use all commercially reasonable efforts to (A) operate in such a manner as to assure that the representations and warranties of Seller set forth in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and (B) preserve and maintain good relationships with suppliers, distributors, Employees, Governmental Authorities, business associates and others having material relationships with the Business.

(b)          Prohibited Actions. Seller shall not do any of the following:

(i)              effect any change to its Organizational Documents;

(ii)             make any change in the accounting methods or practices of Seller;

(iii)            make any Tax election (or revocation or change of any Tax election), change any annual Tax accounting period, elect to adopt, revoke, or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to Seller, surrender any right to claim a refund of Taxes, extend or waive any applicable statute of limitations with respect to Taxes, take any Tax position that is inconsistent with past practice, or any similar action relating to the filing of any Tax Return or the payment of any Tax;

(iv)            sell, transfer, assign, license, lease or otherwise convey any interest in, or waive of any right with respect to, the Purchased Assets, or any of them;

(v)             impose any Lien with respect to any Purchased Asset (other than Permitted Liens);

(vi)            modify, amend, cancel or terminate any Assumed Contract or enter into any new Material Contract;

(vii)           make any capital expenditures which would constitute or give rise to any Lien or Assumed Liability; or

(viii)        make any change in the salary, bonus or other compensation of any director, officer, Employee, leased employee or independent contractor of Seller, any increase or addition to other benefits to which any such Person may be entitled or the adoption or amendment of any Employee Plan, except for changes in the ordinary course of business consistent with the past practices of Seller as to timing and amount; or

(ix)             agree to do or cause any of the things described in this Section 7.5(b).

(c)          Management Agreement Payments. Base management fees payable to Seller pursuant to the Management Agreement will continue to accrue through the Closing Date and will be paid on the Closing Date on a pro rata basis based on the number of days in the calendar quarter prior to the Closing Date relative to the number of days in the full calendar quarter in which the Closing occurs. No incentive fees will accrue or be payable to Seller pursuant to the Management Agreement prior to or after Closing.

7.6         Notice of Certain Events.

(a)          From the date hereof until the Closing, the Seller Parties shall promptly notify Buyer in writing of:

(i)              any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to Closing set forth in Section 8.1 to be satisfied;

(ii)             any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)            any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Buyer's receipt of information pursuant to this Section 7.6 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 9.1 and Section 10.1(b)) and shall not be deemed to amend or supplement the Disclosure Letter.

7.7         Employee Matters.

(a)            Purchaser intends to employ all current Employees listed on Schedule 3.18(a) of Seller’s Disclosure Letter who are employed by Seller on the Closing Date. Seller shall accept the resignation or otherwise terminate such Employees no later than immediately prior to the Effective Time. Seller’s employees hired at the Closing by Purchaser are referred to herein as “Continuing Employees.” Seller agrees to release each Continuing Employee from any agreements (including restrictive covenant agreements) that would in any way prohibit or restrict the Continuing Employee’s ability to work or perform activities for Purchaser or its Affiliates. For avoidance of doubt, nothing in this Agreement, expressed or implied, confers upon any Employee any rights or remedies, including any right to employment or continued employment for any specified period.

(b)           Purchaser shall not be obligated to continue or maintain any particular benefit or component of any Employee Plan after the Closing, and nothing in this Agreement affects Purchaser’s ability to amend or terminate Purchaser’s employee benefits at any time, in its sole discretion.

(c)           Notwithstanding anything to the contrary in this Section 7.7, the Parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between Purchaser, Seller or any of their respective Affiliates on the one hand and any Employee on the other hand, and no Employee may rely on this Agreement as the basis for any breach of contract claim against Purchaser or Seller, (ii) nothing in this Agreement shall be deemed or construed to require Purchaser to continue to employ any particular Employee for any period after Closing, and (iii) nothing in this Agreement shall be deemed or construed to limit Purchaser’s right to terminate the employment of any Continuing Employee during any period after the Closing Date.

7.8         Certain Tax Matters.

(a)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser and paid when due. The Parties agree to execute and deliver to each other such resale, occasional sale, or similar certificates as may be requested in order to qualify for available exemptions from Transfer Taxes. Seller shall, at its own expense, timely file any Tax Return or other document with respect to Transfer Taxes, and Purchaser shall cooperate with respect thereto as necessary. Seller has notified (and Purchaser may notify) all of the Governmental Authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities. If any Governmental Authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied.

(b)               Seller shall include the Purchased Assets and any items of income, gain, loss, deduction, and tax credit with respect to the Purchased Assets and properly allocable under applicable Tax Law to a Pre-Closing Tax Period on Seller’s federal, state, local and non-U.S. income Tax Returns.

(c)               Purchaser shall prepare and file any Tax Returns that are required to be filed with respect to the Purchased Assets that are filed after the Closing Date. Seller shall pay to Purchaser the amount of any property and similar ad valorem Taxes with respect to the Purchased Assets allocable to the pre-Closing portion of any Straddle Period within five (5) Business Days of the receipt of a request from Purchaser for such payment.

(d)               Any and all existing Tax indemnification, sharing, allocation, and similar agreements (whether written or not) binding upon the Purchased Assets or the Business shall be terminated as of the Closing Date.

7.9          Name. After the Closing, no Seller Party shall utilize in connection with any business activity the names “Jernigan Capital”, “JCap” and “JCap Advisors”, or any other name or designation included in the Purchased Assets; provided, however, that if the REIT changes its name to a name other than “Jernigan Capital” following Closing, then commencing one year after the date of such change of name, Dean Jernigan and his family shall have the right to utilize the name “Jernigan Capital” in connection with any Jernigan Family Business. In addition, with the exception described in the immediately preceding sentence, no Seller Party shall, at any time from and after the Closing, make any trade name or other filing or otherwise register any business or Intellectual Property in any jurisdiction or with any Governmental Authority, to the extent such filing or registration involves any trade names used in the Business, including the names “Jernigan Capital”, “JCap” and “JCap Advisors”, or any other name or designation included in the Purchased Assets. Purchaser may, after the Closing, file all such documents necessary to register the Business or any Intellectual Property of Seller as a trade or fictitious name in such jurisdictions as Purchaser shall deem necessary, and Seller shall cooperate as reasonably requested in connection therewith, including execution of assignments or releases of such names with any Governmental Authority. Within five (5) Business Days after Closing, Seller shall provide Purchaser with evidence that Seller has filed the necessary documents to change its name with the Secretary of State of the State of Florida and each state listed on Schedule 3.1(a) of Seller’s Disclosure Letter to one that does not include and is not otherwise in any way similar to Seller’s or the REIT’s current name.

7.10        Public Announcements. Prior to the Effective Time, the REIT, Purchaser and Seller will consult with each other as to the form and substance of any press release or other public statement related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure); provided that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Applicable Law or rules of the New York Stock Exchange.

7.11        Restrictive Covenants.

(a)               Non-Competition. Each Seller Party agrees that neither it nor any of its Affiliates shall, at any time during the Restricted Period, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any Person (other than Purchaser, the REIT, their respective subsidiaries or any unconsolidated joint venture of Purchaser, the REIT or their respective subsidiaries, including, without limitation, Storage Lenders, LLC): (i) engage in the Restricted Business; or (ii) otherwise associate with, obtain any interest in, advise, consult, lease property or lend money to, guarantee the debts or obligations of, perform services for, or otherwise participate in the ownership, management, or control of any Person engaged in the Restricted Business; provided, however, that nothing in this Agreement shall prevent or restrict the Seller Parties, or any of their respective Affiliates from any of the following: (x) owning equity interests, indebtedness or other securities representing not more than five percent (5%) of the equity capital of a company that is engaged in the Restricted Business, so long as the Restricted Party is not otherwise associated with the management of such company, including by serving on the board of directors or holding any other similar governing position; or (y) owning, operating or leasing, directly or indirectly, properties acquired as a result of loss mitigation, foreclosure or similar activities in connection with or incidental to investments and loans made by Seller Parties prior to the date hereof.

(b)               No Solicitation or Interference with Business Relationships. Each Seller Party agrees that neither it nor any of its Affiliates shall, for the duration of the Restricted Period, directly or indirectly, attempt, or assist any third party in attempting or seeking, to cause, any adverse interference with the business relationship between the REIT, Purchaser or any of their Affiliates and any of their respective suppliers or vendors.

(c)               No Solicitation or Interference with Employees. Each Seller Party agrees that neither it nor any of its Affiliates shall, for the duration of the Restricted Period, directly or indirectly, hire, solicit, request or induce any Continuing Employee to terminate his or her employment with Purchaser or enter the employ of any other Person; provided, however, that (i) general advertisements with respect to a position that are not directed to employees of Purchaser or any of its Affiliates will not violate this Section 7.11(c) and (ii) Jonathan L. Perry may at any time after termination of his employment by Purchaser (or its Affiliate) work for a Jernigan Family Business.

(d)               Nondisparagement. Each Seller Party agrees that neither it nor any of its Affiliates will, at any time, make or cause to be made any statements that disparage or damage the reputation of the Business, the REIT, Purchaser or any of their Affiliates or their current and former officers, directors, employees and agents.

(e)               Protected Information. From and at all times after the Closing, each Seller Party shall, and shall cause its Affiliates to, use its reasonable best efforts to cause its and their respective Representatives to: (i) hold in strict confidence any and all Confidential Information, whether written or oral, concerning the Business or the Purchased Assets, and (ii) not sell or use Confidential Information for such Person’s own direct or indirect benefit or the benefit of any other Person except to the extent that Seller can show that such information (x) is generally available to and known by the public through no fault of such Seller Party, any of its Affiliates or their respective Representatives; or (y) is lawfully acquired by such Seller Party, Affiliate or Representative from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller Party, its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, such Seller Party shall promptly notify Purchaser in writing and shall cause the applicable party to disclose only that portion of such information which it is advised by its counsel in writing is legally required to be disclosed, provided that such Seller Party shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Each Seller Party acknowledges and agrees that Purchaser or its Affiliates shall, at the Closing, become the exclusive owners of the Confidential Information and that the Seller Parties shall cease to have any right, title or interest therein. For purposes of this Agreement, “Confidential Information” means information of or concerning the Business, Purchased Assets, or the Seller Parties including Trade Secrets, not generally known to the public, including, to the extent consistent with the foregoing, financial statements, financial projections and budgets, customer data, capital spending budgets and plans, and the names of key personnel, customer requirements, price lists, market studies, business plans, systems, structures and architectures. The foregoing shall not limit any protections or benefits available to Purchaser with respect to trade secrets under Applicable Law.

(f)                Jonathan Perry Restrictive Covenants. Notwithstanding the foregoing, Jonathan Perry shall not be subject to the provisions of Sections 7.11(a) through (e). Jonathan Perry shall, however, be subject to the restrictive covenants contained in the Jonathan L. Perry Employment Agreement, which are hereby incorporated by reference and are supported by the additional consideration contained in this Agreement.

(g)               Acknowledgment; Separate Covenants; Enforcement. Each Seller Party acknowledges that it will receive significant consideration in connection with the Closing of the transaction contemplated by this Agreement. Each Seller Party further acknowledges that Purchaser wishes to protect the goodwill, Trade Secrets and other Confidential Information of the Business being acquired by Purchaser under this Agreement, and Seller is agreeing to and making the covenants contained in this Section 7.11, among other things, to induce Purchaser to engage in and consummate the transactions contemplated by this Agreement. Each Seller Party acknowledges that the consideration received by such Seller Party pursuant to this Agreement constitutes good, valuable, adequate and sufficient consideration for such covenants and Seller’s obligations hereunder. Each Seller Party agrees that each of the covenants and agreements set forth in this Section 7.11 is and shall be deemed and construed as a separate and independent covenant and agreement. If any such covenant or agreement or any part thereof is held invalid, void or unenforceable by any court of competent jurisdiction as to a Seller Party, then (i) the covenant or agreement shall be modified to the least extent necessary to make it valid and enforceable, and (ii) such invalidity, voidness or unenforceability will in no way render invalid, void or unenforceable any other part of this Agreement. Seller acknowledges and agrees that the restrictions contained herein are reasonable and necessary to protect Purchaser’s legitimate business interest and, if violated, would cause Purchaser irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, each Seller Party agrees that if any portion of this Section 7.11 is breached, then Purchaser may at its election in any court of competent jurisdiction, and in addition to any other remedy available to it, obtain specific performance of such provision or enjoin such Seller Party from engaging in the activities proscribed by this Section 7.11, in each case without any requirement to post a bond for such purpose. Notwithstanding anything set forth in this Agreement, Purchaser is expressly permitted to disclose the existence of this Section 7.11 or any obligation set forth in this Section 7.11 to any Person with whom a Seller Party conducts business or proposes to conduct business in a manner that may violate this Section 7.11.

7.12        Expenses. Except as otherwise specifically set forth in this Agreement, each Party will bear its own expenses in connection with the transactions contemplated by this Agreement and in connection with all obligations required to be performed by it under this Agreement.

7.13        Further Assurances; Seller Parties Manner of Acting.

(a)               Each of the REIT, Purchaser and the Seller Parties will from time to time after the Closing, upon the reasonable request of any of them, deliver to the designated Party such further bills of sale and assignments, documents of title and other instruments necessary or desirable to effect, preserve, maintain or document the transfers of the Purchased Assets contemplated herein, and the other transactions contemplated herein, in the manner and on the terms and conditions set forth herein. Each of the REIT, Purchaser and the Seller Parties shall also, from time to time after the Closing and at its own expense, upon the reasonable request of another Party, deliver to the designated Party such further instruments of assumption or other documents as may be necessary or desirable to effect, preserve, maintain or document the assumption of the Assumed Liabilities in the manner and on the terms and conditions set forth herein.

(b)               Effective as of the Closing, Seller hereby irrevocably makes, constitutes, and appoints Purchaser as Seller’s true and lawful attorney, with power to (i) if Seller refuses to, or fails timely to execute and deliver any of the documents described in Section 7.13(a), sign the name of Seller on any of the documents described in Section 7.13(a), and (ii) take such other actions as is necessary or desirable to effect, preserve, maintain or document the transfers of the Purchased Assets contemplated herein, and the other transactions contemplated herein, in the manner and on the terms and conditions set forth herein. The appointment of Purchaser as Seller’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable.

7.14       Restrictions on Resale. In addition to any restrictions on transfer set forth in the Operating Agreement, without the prior written consent of Purchaser, Seller shall not offer, sell, contract to sell or otherwise transfer or dispose of any of the OpCo Units or securities convertible or exchangeable or exercisable for any of the OpCo Units, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the OpCo Units for a period of twelve months commencing on the Closing Date (the “Lockup Period”); provided, however, that nothing in this paragraph shall prohibit Seller from (i) distributing OpCo Units to its members received as consideration hereunder provided such members agree to the restrictions of this Section 7.14 or (ii) pledging such OpCo Units provided such pledgee agrees to the restrictions of this sentence. After the Lockup Period and for a period of three years thereafter, Seller shall not in any calendar quarter, without the prior approval of a majority of the independent directors of the REIT Board, offer, sell, contract to sell or otherwise transfer or dispose of more than 145,000 OpCo Units or securities convertible or exchangeable or exercisable for any of the OpCo Units, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the OpCo Units; provided, however, that Seller shall not be prohibited from pledging such OpCo Units or be required to have a pledgee agree to transfer restrictions after the Lockup Period. The foregoing restrictions shall not, however, apply to transfers by Seller to Seller’s Affiliates, successors or any investment fund or other entity controlled or managed by such Seller so long as such transferee agrees in writing to be bound by the terms of this Section 7.14. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, (i) the provisions of this Section 7.14 shall cease to be in effect upon the closing of Change of Control of the REIT and (ii) after the Lockup Period, in the event any holder shall die while holding OpCo Units, such OpCo Units shall be immediately and freely transferable, subject to Applicable Law.

7.15       Shelf Registration Rights.

(a)               Upon written notice from Seller to the REIT at any time after the end of the Lockup Period, the REIT shall prepare and file as promptly as practicable after receipt of such notice a registration statement registering the resale by the holder(s) thereof of the REIT Stock issuable upon redemption of the OpCo Units constituting the Initial Purchase Consideration and, if issued, the Earn-Out Consideration (collectively, the “Registrable Securities”) on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (the “Resale Shelf Registration Statement”) in accordance with customary methods of distribution. The REIT will have the right to include REIT Stock or other securities to be sold for its own account or other holders in the Resale Shelf Registration Statement. The REIT shall use its reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof, and to keep such Resale Shelf Registration Statement (or a successor registration statement filed with respect to the Registrable Securities, which shall be deemed to be included within the definition of Resale Shelf Registration Statement for purposes of this Agreement) continuously effective for a period ending when all such Registrable Securities (i) have been disposed of pursuant to a registration statement or pursuant to an exemption under the Securities Act, or (ii) may be sold pursuant to Rule 144 under the Securities Act without volume limitations.

(b)               Prior to the REIT’s anticipated filing of the Resale Shelf Registration Statement, the REIT shall provide notice to the holders of Registrable Securities of such anticipated filing together with a form of the Notice and Questionnaire to be completed by each holder desiring to have any of such holder’s Registrable Securities included in the Resale Shelf Registration Statement. The Notice and Questionnaire provided shall solicit information from each holder regarding the number of Registrable Securities such holder desires to include in the Resale Shelf Registration Statement and such other information relating to such holder as the REIT determines is reasonably required in connection with the Resale Shelf Registration Statement, including, without limitation, all information relating to such holder required to be included in the Resale Shelf Registration Statement or that may be required in connection with applicable FINRA or other regulatory filings to be made in connection with the Resale Shelf Registration Statement. Any holder that does not deliver to the REIT a duly completed and executed Notice and Questionnaire within fifteen (15) Business Days after the REIT provides the notice referred to above will not be entitled to have such holder’s Registrable Securities included in the Resale Shelf Registration Statement.

Article 8
CONDITIONS PRECEDENT

8.1         Purchaser’s Conditions. Purchaser’s obligation to deliver the Initial Purchase Consideration and the obligation to take the other actions required pursuant to this Agreement to be taken by Purchaser at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Purchaser):

(a)               Each of the representations and warranties of the Seller Parties contained in Article 3: (i) that is a Fundamental Representation of the Seller Parties shall be true and correct in all respects (without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing as if made on and as of the Closing; provided that representations and warranties that are made as of a specific date shall speak only as of such date, (ii) that is not a Fundamental Representation of the Seller Parties shall be true and correct in all material respects (without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing as if made on and as of the Closing; provided that representations and warranties that are made as of a specific date shall speak only as of such date.

(b)               Seller Parties shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by the Seller Parties under this Agreement at or prior to the Closing Date, and the Seller shall have delivered all items required to be delivered at the Closing pursuant to Section 6.2(a).

(c)               Simultaneously with the execution of this Agreement, (i) the REIT, Purchaser and John A. Good have executed and delivered an employment agreement substantially in the form attached as Exhibit E hereto (“John A. Good Employment Agreement”) and (ii) the REIT, Purchaser and Jonathan L. Perry have executed and delivered an employment agreement substantially in the form attached as Exhibit F hereto (“Jonathan L. Perry Employment Agreement”) which shall be effective as of the Effective Time.

(d)               Purchaser shall have received a certificate executed by the Seller Parties confirming (i) the accuracy of Seller Parties’ representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1(a), (ii) the performance of and compliance with covenants and obligations to be performed or complied with at or prior to the Closing by Seller Parties in accordance with Section 8.1(b), and (iii) the satisfaction of the conditions contained in Sections 8.1(e), 8.1(g), and 8.1(h).

(e)               Each of the consents identified on Schedule 8.1(e) shall have been obtained in form and substance reasonably satisfactory to Purchaser and be in full force and effect. Copies of such consents shall have been delivered to Purchaser by Seller.

(f)                No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(g)               There shall be no Action pending by any Governmental Authority or other Person challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or seeking damages or compensation with respect thereto.

(h)               All Employment Agreements and all other existing offers of employment by Seller or agreements relating to the terms of employment by Seller shall have been terminated effective no later than immediately prior to the Effective Time.

(i)                 The Requisite Stockholder Vote shall have been obtained.

8.2         Seller Parties’ Conditions. Seller Parties’ obligations to take the actions required pursuant to this Agreement to be taken by Seller Parties at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller):

(a)               Each of the representations and warranties of Purchaser and the REIT contained in Article 4 and Article 5: (i) that is a Fundamental Representation of Purchaser or the REIT, as applicable, shall be true and correct in all respects (without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing as if made on and as of the Closing; provided that representations and warranties that are made as of a specific date shall speak only as of such date, (ii) that is not a Fundamental Representation of Purchaser or the REIT, as applicable, shall be true and correct in all material respects (without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing as if made on and as of the Closing; provided that representations and warranties that are made as of a specific date shall speak only as of such date.

(b)               Each of Purchaser and the REIT shall have performed or complied with all agreements and covenants required to be performed or complied with by such Party under this Agreement on or prior to the Closing Date, and Purchaser shall have delivered all items required to be delivered at the Closing pursuant to Section 6.2(b).

(c)               The John A. Good Employment Agreement and the Jonathan L. Perry Employment Agreement shall be effective as of the Effective Time.

(d)               The Seller Parties shall have received a certificate executed by Purchaser confirming (i) the accuracy of Purchaser’s representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.2(a), (ii) the performance of and compliance with covenants and obligations to be performed or complied with at or prior to the Closing by Purchaser in accordance with Section 8.2(b), and (iii) the satisfaction of the condition contained in Section 8.2(f).

(e)               No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(f)                There shall be no Action pending by any Governmental Authority or other Person challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or seeking damages or compensation with respect thereto.

(g)               The Requisite Stockholder Vote shall have been obtained.

Article 9
INDEMNIFICATION

9.1         By Seller Parties. Subject to the terms and conditions of this Article 9, the Seller Parties, severally and not jointly, agree to indemnify and defend Purchaser, its Affiliates, their respective Representatives, and each of their respective successors and assigns (each a “Purchaser Indemnified Party”) and shall hold each of them harmless from and against any and all Losses suffered by a Purchaser Indemnified Party arising out of, in connection with or resulting from:

(a)               any inaccuracy or breach (or in the case of a Third Party Claim, any alleged breach) of a representation or warranty of a Seller Party set forth in this Agreement or any agreement, instrument or certificate delivered in connection herewith;

(b)               any breach of or failure to comply with any covenant or agreement made by a Seller Party in this Agreement or any agreement or instrument delivered in connection herewith; or

(c)               any Excluded Asset or Retained Liability.

Each of Section 9.1(a) through Section 9.1(c) shall be deemed to be an independent basis for indemnification, provided that no Person shall be entitled to more than one recovery for the same Loss. The indemnification provided by this Section 9.1 shall encompass claims of a Purchaser Indemnified Party for any Loss sustained by a Purchaser Indemnified Party whether or not involving any Action by a third party.

9.2         By Purchaser. Subject to the terms and conditions of this Article 9, Purchaser agrees to indemnify and defend Seller Parties, their Affiliates, and their respective Representatives, and each of their respective successors and assigns (each a “Seller Indemnified Party”) and shall hold each of them harmless, from and against any and all Losses suffered by a Seller Indemnified Party arising out of, in connection with or resulting from:

(a)               any inaccuracy or breach (or in the case of a Third Party Claim, any alleged breach) of a representation or warranty of Purchaser set forth in this Agreement or any agreement, instrument or certificate delivered in connection herewith, provided, however, that for purposes of determining whether such a breach has occurred and the amount of any Losses resulting therefrom, any reference to materiality, knowledge or similar language shall be disregarded;

(b)               any breach of or failure to comply with any covenant or agreement made by Purchaser in this Agreement or any agreement or instrument delivered in connection herewith; or

(c)               the Assumed Liabilities.

Each of Section 9.2(a) through Section 9.2(c) shall be deemed to be an independent basis for indemnification under each such subsection, provided that no Person shall be entitled to more than one recovery for the same Loss. The indemnification provided by this Section 9.2 shall encompass claims of a Seller Indemnified Party for any Loss sustained by a Seller Indemnified Party whether or not involving any Action by a third party.

9.3          Survival; Time Limitations.

(a)               Each of the representations and warranties in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; except for the representations and warranties in Section 3.1 (Organization), Section 3.2 (Authority; No Violation; Enforceability), Section 3.5 (Title to and Sufficiency of Purchased Assets), Section 4.1 (Organization), Section 4.2 (Authority; No Violation; Enforceability), Section 5.1 (Organization) and Section 5.2 (Authority; No Violation; Enforceability), (collectively, the “Fundamental Representations”), each of which shall survive indefinitely, and except for the representations and warranties in Section 3.13 (Environmental Protection), Section 3.17 (Tax Matters), Section 3.18 (Employees) and Section 3.19 (Employee Plans and Related Matters), each of which shall survive for the full period of all applicable underlying statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

(b)               All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period specified therein, if any.

(c)               Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant, and such claims, along with the obligations under this Article 9 with respect to such claims, shall survive until finally resolved.

(d)               The Parties acknowledge and agree that the representations, warranties, and covenants of Seller in this Agreement are a material inducement to Purchaser’s execution and delivery of and performance of its obligations under this Agreement and the Transaction Documents. The representations, warranties and covenants of Seller, and each Purchaser Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Purchaser Indemnified Party (including by any of its Representatives) or by reason of the fact that any Purchaser Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

9.4          Additional Limitations.

(a)           Subject to subparagraph (c) below, the Seller Parties will not be required to indemnify any Purchaser Indemnified Party for breaches of representations or warranties pursuant to Section 9.1(a) until the aggregate amount of all Losses subject to indemnification pursuant to such Section exceeds $200,000 (the “Basket”), in which event the Seller Parties shall be required to pay or be liable for all such Losses from the first dollar. Subject to paragraph (c) below, the aggregate amount of all Losses for which the Seller Parties shall be liable for breaches of representations or warranties pursuant to Section 9.1(a) shall not exceed an amount equal to $3,500,000 (the “Cap”). For the purposes of determining whether a breach of a representation or warranty has occurred and any Losses resulting from such breach, materiality, Material Adverse Effect, and other similar qualifiers shall be disregarded.

(b)           Subject to subparagraph (c) below, Purchaser will not be required to indemnify any Seller Indemnified Party for breaches of representations or warranties pursuant to Section 9.2(a) until the aggregate amount of all Losses subject to indemnification pursuant to such Section exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Purchaser shall be required to pay or be liable for breaches of representations or warranties pursuant to Section 9.2(a) shall not exceed the Cap.

(c)           Notwithstanding anything to the contrary, the Basket and Cap described above shall not apply with respect to any Fundamental Representation or, for avoidance of doubt, fraud or intentional misrepresentation.

(d)           Nothing in this Section 9.4 or any other provision in this Agreement shall be construed to limit in any respect any indemnification obligation that Purchaser shall have under any separate indemnification agreement with any Seller Party that predates this Agreement, or, with respect to Seller, the indemnification provisions under the Management Agreement, each of which indemnification agreements and indemnification provisions shall survive the closing of the transaction contemplated by this Agreement and remain in full force and effect thereafter; provided, however, that Purchaser shall not have any obligation to indemnify any Seller Party under any such agreements for any liabilities arising pursuant to this Agreement.

9.5         Procedure for Claims and Satisfaction. All claims for indemnification under this Article 9 will be resolved in accordance with the following procedures. A Party seeking to be indemnified hereunder is referred to as the “Indemnified Party,” and the Party or Parties from whom indemnification hereunder is sought are referred to herein as the “Indemnifying Party.”

(a)           Defense of Third Party Claims.

(i)                 Notice of Claim; Acknowledgment. If a claim or demand for indemnification hereunder is asserted by an Indemnified Party as a result of a claim or demand asserted by a Person not a Party, an Affiliate thereof, or a successor or assign of a Party or an Affiliate thereof (a “Third Party Claim”), then the Indemnified Party will give prompt notice of such claim or demand (the “Claim Notice”) to the Indemnifying Party, provided, however, that any delay in giving a Claim Notice shall not affect the Indemnifying Party’s obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall have the right to defend such Third Party Claim, at its expense, with counsel of its choice (subject to approval of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed), provided that it gives the Indemnified Party notice (the “Notice of Defense”) within ten (10) days after the receipt (or deemed receipt) of the Claim Notice, stating that such claim is indemnifiable under this Agreement and that Indemnifying Party is defending the Third Party Claim and provides evidence of Indemnifying Party’s financial ability to satisfy any such claim. If the Indemnifying Party defends a matter that involves a Person with whom any Indemnified Party has a business relationship, the Indemnifying Party will undertake such defense in a manner that has due regard for such Indemnified Party’s relationship with such Person.

(ii)              Control of Defense; Exceptions. Notwithstanding anything to the contrary in this Section 9.5: (A) the Indemnified Party will be entitled to participate in the defense of a Third Party Claim and to employ counsel of its choice for such purpose at its own expense, and (B) the Indemnified Party will be entitled to have, or if applicable, to assume control of the defense of such claim, and the Indemnifying Party will pay the reasonable fees and expenses of lawyers retained by the Indemnified Party, if: (1) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived, (2) the Indemnifying Party either failed to give a timely Notice of Defense or has failed or is failing to prosecute or defend vigorously such claim or action, (3) criminal penalties or equitable relief could be imposed on the Indemnified Party in connection with the Third Party Claim, or (4) the Indemnified Party reasonably believes that its anticipated Losses in connection with such Third Party Claim is expected to exceed the Indemnifying Party’s exposure in respect thereof, taking into account the Cap, if applicable.

(iii)            Settlement. An Indemnifying Party shall not unilaterally settle any Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) unless such settlement will not lead to financial Liability or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with the Third Party Claim.

(iv)             Other. If the Indemnifying Party does not deliver a timely Notice of Defense as provided above or is not defending a Third Party Claim by reason of Section 9.5(a)(ii) or otherwise, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise participate in, proceedings with such third parties.

(b)           Direct Claims. Any claim for indemnification hereunder for a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice after the Indemnified Party determines that it has a Direct Claim to assert, provided, however, that any delay in giving notice will not affect the Indemnifying Party’s obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and indicate the estimated amount, if known, of the Loss that has been or may be sustained by the Indemnified Party (which estimate shall not prejudice any final determination). The Indemnifying Party shall have thirty (30) days after its receipt (or deemed receipt) of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim. If the Indemnifying Party does not so respond within the 30-day period referenced above, the Indemnifying Party shall be deemed to have approved such claim.

(c)           Payment. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 9, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days. Indemnity payments may be made by the Seller Parties in the form of cash or OpCo Units. To the extent indemnification is made through delivery by the Seller Parties of OpCo Units, such OpCo Units shall be valued at the then fair market value of each OpCo Unit. The Seller Parties hereby authorize the REIT, as the managing member of Purchaser, to take all such action as may be necessary to amend the Operating Agreement, and any exhibits or schedules thereto, to reflect the delivery of any OpCo Units by the Seller Parties to Purchaser as an indemnification payment hereunder and to reflect that the Seller Parties have no further right, title or interest with respect to any such OpCo Units.

(d)           Exigent Circumstances. Notwithstanding any provision set forth in this Agreement, this Section 9.5 shall not be construed to reduce or lessen the obligation of the Indemnifying Party under this Article 9 if prior to the expiration of the thirty (30) day notice period described above in Section 9.5(a) or 9.5(b) the Indemnified Party shall take action with respect to a claim (whether or not a Third Party Claim) if the Indemnified Party believes in good faith that such action is reasonably required to avoid personal injury, minimize or reduce the amount of the Loss incurred in respect thereof or avoid a forfeiture or penalty imposed by Applicable Law.

(e)           Treatment of Indemnity Payments. Any indemnity payments made pursuant to this Article 9 shall be deemed to be, and each of Purchaser and Seller shall treat such payments as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by Applicable Law.

Article 10
TERMINATION

10.1        Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by either Purchaser or Seller if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) on or before June 30, 2020, or such later date as Purchaser and Seller may agree upon (the “Outside Date”);

(b)           by Purchaser if (i) there has been a material Breach of any representation, warranty, covenant or agreement of the Seller such that one or more of the conditions to Closing set forth in Section 8.1 are not capable of being fulfilled as of the Outside Date; provided that (A) Seller has been provided written notice and a reasonable opportunity to cure and (B) Purchaser is not in material breach of its obligations under this Agreement, or (ii) the REIT is unable to obtain the Requisite Stockholder Vote at the Stockholders Meeting;

(c)           by the Seller (but only so long as the Seller is not in material breach of its obligations under this Agreement) if there has been a material Breach of any representation, warranty, covenant or agreement of Purchaser such that one or more of the conditions to Closing set forth in Section 8.2 are not capable of being fulfilled as of the Outside Date; provided that Purchaser has been provided written notice and a reasonable opportunity to cure; or

(d)           by mutual consent of Purchaser and Seller.

10.2        Effect of Termination. Each of Purchaser’s and Seller’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate, except that the rights and obligations in this Section 10.2 and Article 11 will survive any termination. In addition, if this Agreement is terminated by Purchaser or Seller because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement or other breach of this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

Article 11
MISCELLANEOUS

11.1        Definitions. For purposes of this Agreement, certain defined terms (and variations thereof) have the meanings specified or referred to in Appendix I. Other terms are defined throughout the body of this Agreement.

11.2        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand; (b) when received (or refused) by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent before 5:00 p.m. recipient’s local time, and on the next Business Day if sent after 5:00 p.m. recipient’s local time; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Unless hand-delivered, such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as may be specified in a notice given in accordance with this Section 11.2):

If to Seller:	JCAP Advisors, LLC
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
	Attention:	Dean Jernigan
	E-mail:	dean@jernigancapital.com

with a copy to:	King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, New York 10036
	Attention:	Tony W. Rothermel
	E-mail:	trothermel@kslaw.com

King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, Georgia 30309
	Attention:	C. Spencer Johnson, III
	E-mail:	csjohnson@kslaw.com

If to Purchaser or the REIT:	Jernigan Capital Operating Company LLC
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
	Attention:	Harry Thie,
Lead Independent Director
	E-mail:	vzepli16@verizon.net

with a copy to:	Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
	Attention:	David C. Wright
	E-mail:	dwright@hunton.com

Morrison & Foerster LLP
2000 Pennsylvania Ave. NW, Suite 6000
Washington, D.C. 20006
	Attention:	David P. Slotkin
	Email:	dslotkin@mofo.com

If to Dean Jernigan:	Dean Jernigan
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
	E-mail:	dean@jernigancapital.com

with a copy to:	King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, New York 10036
	Attention:	Tony W. Rothermel
	E-mail:	trothermel@kslaw.com

King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, Georgia 30309
	Attention:	C. Spencer Johnson, III
	E-mail:	csjohnson@kslaw.com

If to John A. Good:	John A. Good
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
	E-mail:	john@jernigancapital.com

with a copy to:	King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, New York 10036
	Attention:	Tony W. Rothermel
	E-mail:	trothermel@kslaw.com

King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, Georgia 30309
	Attention:	C. Spencer Johnson, III
	E-mail:	csjohnson@kslaw.com

If to Jonathan L. Perry:	Jonathan L. Perry
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
	E-mail:	jonathan@jernigancapital.com

with a copy to:	King & Spalding LLP
1185 Avenue of the Americas, 34th Floor
New York, New York 10036
	Attention:	Tony W. Rothermel
	E-mail:	trothermel@kslaw.com

King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, Georgia 30309
	Attention:	C. Spencer Johnson, III
	E-mail:	csjohnson@kslaw.com

Any Party sending a notice, demand, request or other communication by e-mail shall also send a hard copy of such notice, demand, request or other communication by one of the other means of providing notice set forth in this Section 11.2.

11.3          Remedies Cumulative. The rights and remedies specified in any provision of this Agreement are in addition to all the rights and remedies a Party may have under any other provision of this Agreement or Applicable Law, including any right to equitable relief and any right to sue for damages under this Agreement, and all such rights and remedies are cumulative, provided that no Person shall be entitled to more than one recovery for the same Loss. Without limiting the foregoing, no exercise of a remedy shall be deemed an election excluding any other remedy (any such claim by any other Party being hereby waived).

11.4          Entire Agreement; Amendment; Waiver; Severability. This Agreement shall be deemed to have incorporated by reference all of the appendices, schedules and exhibits referred to herein to the same extent as if such appendices, schedules and exhibits were fully set forth herein. This Agreement and the appendices, schedules and exhibits attached hereto represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings among the Parties with respect to that subject matter; provided, however, that the indemnification provisions contained in the Management Agreement and indemnification agreements with directors and officers of the REIT shall remain in full force and effect. This Agreement may not be amended or modified except by a written instrument executed by an authorized officer of each of the Parties. The granting of any waiver with respect to any failure to comply with any provision of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of this Agreement, and no waiver of any provision hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, and a waiver with respect to any individual failure, breach or default shall not act as a waiver in respect of any other failure, breach or default not expressly identified by such written waiver. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any other Governmental Authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.5          Assignment; Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties hereto, and their respective successors and permitted assigns, but no assignment of this Agreement or any of the rights or obligations set forth herein shall relieve any Party of its obligations hereunder. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Purchaser may, without the written consent of Seller, assign all or a portion of its rights under this Agreement to one or more of its Affiliates or to one or more of its (or its Affiliate’s) lenders. Any purported assignment of rights or delegation of obligations in violation of this Section 11.5 will be null and void.

11.6          Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations and without regard to the conflicts of law rules thereof.

11.7          Seller’s Disclosure Letter. No exceptions to any representations or warranties disclosed in Seller’s Disclosure Letter shall constitute an exception to any other representations or warranties made in this Agreement unless it is readily apparent from the actual text of such exception that such exception is relevant to such other representations or warranties. The Parties acknowledge and agree that the mere listing (or inclusion of a copy) of a document or other item in Seller’s Disclosure Letter shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself.

11.8          No Third Party Beneficiaries. Except as otherwise expressly provided in Article 9, the Parties do not intend to confer any benefit under this Agreement upon anyone other than the Parties, and nothing contained in this Agreement will be deemed to confer such benefit on any other Person.

11.9          Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” or “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by legal counsel in the negotiation, execution and delivery of this Agreement, and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its Representatives were the drafters of any such provision. The captions and other headings contained in this Agreement are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer, and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” “Appendix,” “Exhibit” or “Schedule” refer to such item of or attached to this Agreement. Whenever the context requires, defined terms used in the singular shall include the plural and the plural shall include the singular.

11.10        Computation of Time. Time is of the essence with respect to all time periods and due dates in this Agreement. However, if the last day for the exercise of any privilege or the discharge of any duty under this Agreement falls upon a day which is not a Business Day, then the Party having such privilege or duty will have until 5:00 p.m. its local time on the next succeeding regular Business Day to exercise such privilege or to discharge such duty.

11.11        Dispute Resolution; Consent to Jurisdiction.

(a)               In the event of any dispute or disagreement between or among any of the Parties following the Closing as to the interpretation of any provision of this Agreement or the performance of any obligations hereunder, including, but not limited to, any claim of indemnification pursuant to Article 9 that is the subject of a Claim Notice, such applicable Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement. If such applicable Parties do not resolve such dispute or disagreement within thirty (30) calendar days, each such applicable Party shall be free to exercise the remedies available to it specifically provided by this Agreement.

(b)               THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL LIE EXCLUSIVELY IN FEDERAL OR STATE COURT LOCATED IN NEWCASTLE COUNTY, DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

11.12      Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which will constitute an original, and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or Portable Document Format (PDF) shall be as effective as delivery of a manually executed counterpart.

[This space intentionally left blank; signatures appear on following pages.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

JCAP ADVISORS, LLC

By:	/s/ John A. Good
Name: John A. Good
Title: Chief Executive Officer

/s/ Dean Jernigan
Dean Jernigan

/s/ John A. Good
John A. Good

/s/ Jonathan L. Perry
Jonathan L. Perry

JERNIGAN CAPITAL OPERATING COMPANY LLC
By: JERNIGAN CAPITAL, INC., its Managing Member

By:	/s/ John A. Good
Name: John A. Good
Title: Chief Executive Officer

JERNIGAN CAPITAL, INC.

By:	/s/ John A. Good
Name: John A. Good
Title: Chief Executive Officer

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S-1

APPENDIX I

CERTAIN DEFINED TERMS

The terms set forth in the table below are defined on the page indicated. Additional defined terms appear beneath the table.

Accounts Receivable	3
Agreement	1
Assigned Permits	3
Assignment and Assumption Agreement	25
Assignment of Management Agreement	26
Assignment of Office Lease	26
Assumed Contracts	2
Assumed Employee Obligations	4
Assumed Liabilities	4
Assumed Payables	4
Basket	40
Business	1
Cap	40
Claim Notice	41
Closing	25
Closing Date	25
Company Health Plan	20
Confidential Information	34
Continuing Employees	31
Direct Claim	42
Earn-Out Consideration	7
Earn-Out Trigger	7
EEOC	5
Effective Time	25
Employee Plans	19
Employment Agreements	18
Excluded Assets	3
Excluded Records	4
Files and Records	2
Financial Statements	9
Fundamental Representations	40
HCERA	20
Healthcare Reform Laws	20
Hurdle Price	6
Indemnified Party	41
Indemnifying Party	41
Initial Purchase Consideration	6
John A. Good Employment Agreement	37
Jonathan L. Perry Employment Agreement	37

Leases	12
Lockup Period	35
Major Suppliers	21
Management Agreement	1
Material Contracts	13
Most Recent Balance Sheet	9
Notice of Defense	41
Office Lease	2
OpCo Units	6
Operating Agreement	26
Outside Date	43
Owned Personal Property	2
Parties	1
Party	1
Permits	14
PPACA	20
Pre-Closing Tax Period	5
Prepaid Items	3
Projections	9
Purchase Consideration	7
Purchased Assets	2
Purchaser	1
Purchaser Indemnified Party	39
Real Property	12
Redemption Shares	25
Registrable Securities	36
REIT	1
REIT Board	1
REIT Financial Advisor	23
REIT Stock	6
Requisite Stockholder Vote	24
Resale Shelf Registration Statement	36
Retained Liabilities	5
Seller	1
Seller Indemnified Party	39
Seller Insurance Policies	21
Seller Intellectual Property	3
Seller Membership Interests	8
Seller Parties	1
Special Committee	1
Straddle Period	7
Third Party Claim	41
Transfer Taxes	31

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“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Persons specified, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Applicable Law” means all applicable provisions of any constitution, statute, common law, ordinance, code, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted or issued by any Governmental Authority or arbitrator or arbitration panel.

“Blue Sky Laws” means applicable state securities laws.

“Business Day” means any day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Change of Control of the REIT” means

(i) any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the REIT, any trustee or other fiduciary holding securities under any employee benefit plan of the REIT or any corporation owned, directly or indirectly, by the stockholders of the REIT in substantially the same proportion as their ownership of stock of the REIT), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the REIT representing 50% or more of the combined voting power of the REIT’s then outstanding voting securities;

(ii) the consummation of a merger or consolidation of the REIT with any other entity or the issuance of voting securities in connection with a merger or consolidation of the REIT (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than a merger or consolidation which would result in the voting securities of the REIT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of the REIT or such surviving or parent entity outstanding immediately after such merger or consolidation; or

(iii) the consummation of the sale or disposition by the REIT of all or substantially all of the REIT’s assets (or any transaction or series of transactions within a period of twelve months ending on the date of the last sale or disposition having a similar effect).

“Class B Units” shall have the meaning set forth in the Limited Liability Company Agreement of Purchaser, as amended from time to time.

“Contract” means any contract, agreement, commitment, arrangement, undertaking or understanding of any kind whatsoever, written or oral, together with all related amendments, modifications, and supplements thereto.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Employee” means any person who is or was formerly employed by Seller, including any individuals engaged through a temporary staffing or leasing agency.

“Environmental Claim” means any Action (including any written notice) by any Person alleging potential Liability under any Environmental Law arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Material, or (ii) circumstances forming the basis of any violation, or alleged violation, by a Person under any Environmental Law or Environmental Permit.

“Environmental Law” means all applicable federal, state and local laws and regulations relating to pollution or protection of the environment, human health or human safety. Without limiting the generality of the foregoing, Environmental Law includes laws relating to Releases or threatened Releases of any Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of any Hazardous Material and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting any Hazardous Material.

“Environmental Permit” means each permit, approval, identification number, license, certificate and other authorization which is or may be required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with Seller is, or previously was, required to be treated as a single employer under IRC Section 414 and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material that is classified or regulated as “hazardous” or “toxic” or otherwise regulated pursuant to Environmental Law, and includes asbestos-containing material, polychlorinated biphenyls and petroleum products.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, negative cash balances and overdrafts, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations pursuant to leases that are required to be treated as capitalized or finance leases under GAAP (whether or not they have been treated as capitalized or finance leases by Seller in the past) or to pay the deferred purchase price of property or services, except trade accounts payable; (d) interest rate protection agreements, forward purchase agreements, commodity hedging agreements or similar hedging instruments; and (e) any guaranty or pledge in support of any of the foregoing, in each case, including all associated interest and all prepayment premiums, penalties and fees associated with the prepayment or retirement of any of the foregoing.

“Intellectual Property” means all (i) patents, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names, and corporate names (and all translations, adaptations, derivations, and combinations of the foregoing), together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works (including mask works), (iv) registrations, applications and renewals for any of the foregoing, (v) computer software (including source code and object code), data, data bases and documentation thereof, and (vi) Trade Secrets and other Confidential Information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, business and marketing plans and customer and supplier lists and related information.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“IRS” means the United States Internal Revenue Service.

“Jernigan Family Business” means any Person of which Dean Jernigan and/or one or more of his spouse, adult children and/or spouses of his adult children (i) own a majority of the equity, partnership or membership interests, and (ii) have absolute management control, that is engaged in the business of acquiring, developing, owning and operating self-storage projects, provided that (A) any such self-storage project is outside a three (3) mile radius of any self-storage facility in which the REIT has an equity and/or debt interest at the time of acquisition of such project or the land upon which the project is proposed to be constructed, (B) in the case of the acquisition of an existing self-storage project or project under construction, such project is presented to the REIT and the REIT declines to pursue the acquisition itself, and (C) at no time during the Restricted Period shall any such Person and/or its Affiliates in the aggregate own or operate more than twenty-five (25) self-storage projects.

“Knowledge,” “Knowledge of Seller,” “Seller’s Knowledge” and any derivation thereof means the actual knowledge of any of Dean Jernigan, John A. Good, and Kelly Luttrell, and the knowledge that any such Persons could reasonably be expected to have after due inquiry.

“Liabilities” means, with respect to any Person, any debt, liability, claim, expense, commitment or obligation of such Person (whether directly incurred or consequential, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, due or to become due) of every kind and description, including any liability for Indebtedness or for Taxes, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any mortgage, deed to secure debt, deed of trust, security interest, lien, pledge, charge, right of refusal, encumbrance or adverse claim of any kind and any other security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and the interest of a lessor or lessee under a lease treated as a capitalized lease under GAAP.

“Loss” means any losses, direct damages, special damages, liabilities, deficiencies, lost profits, diminution in value, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including (i) related attorneys’, accountants’ and other professional advisers’ fees and expenses reasonably incurred, (ii) reasonable attorneys’ fees incurred in enforcing any right to indemnification under this Agreement, (iii) the cost of pursuing any insurance providers, and (iv) amounts paid in settlement (made in accordance with Section 9.5(a)(iii), even if such settlement does not acknowledge, or expressly disclaims any admission, of liability for underlying facts and circumstances that constitute the basis for a claim made under this Agreement; provided, however, that “Losses” shall not include punitive damages except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any Effect that, individually or in the aggregate, is or would reasonably be expected to (i) be materially adverse to the assets, operations, business, condition (financial or otherwise) or results of operations of the Business taken as a whole, or (ii) that materially and adversely affects Purchaser’s ability to operate the Business immediately after Closing in the manner operated by Seller prior to Closing.

“Notice and Questionnaire” means a written notice delivered by a holder of Registrable Securities to the REIT (i) notifying the REIT of such holder’s desire to include Registrable Securities held by it in a Resale Shelf Registration Statement, (ii) containing all information about such Holder required to be included in such registration statement in accordance with Applicable Law, including Item 507 of Regulation S-K promulgated under the Securities Act, or any similar successor thereto, and (iii) pursuant to which such holder agrees to be bound by the terms and conditions hereof.

“Organizational Documents” means, with respect to any business organization, as applicable, its certificate or articles of incorporation, by-laws, certificate or articles of formation, limited liability company or operating agreement, limited partnership agreement, or any comparable formation document, in each case, as amended, restated or supplemented through the date hereof.

“Permitted Lien” means any Lien either (i) imposed by Applicable Law for ad valorem property Taxes for the current Tax period that are not yet due and payable, or (ii) imposed by Applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen or similar parties.

“Person” means any individual, sole proprietorship, partnership, joint venture, estate, trust, unincorporated organization, association, corporation, limited liability company, institution or other entity, including any that is a Governmental Authority.

“Proxy Statement” means the proxy statement on Schedule 14A to be filed with the SEC and mailed to the holders of REIT Stock as of the record date for the Stockholders Meeting in connection with a Stockholders Meeting (including the letter to the holders of REIT Stock, notice of meeting and form of proxy and any amendments or supplements thereto).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property, including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.

“Remedial Action” means any action or proceeding to (i) investigate, contain, clean-up, remove, treat or remediate any Hazardous Material, (ii) correct or prevent an Environmental Claim resulting from the prior treatment, storage or disposal of Hazardous Material or to recover the cost of either by a Governmental Authority or third party, (iii) remove any fill or implement any investigation, remediation, restoration or mitigation that may be required in connection with any dredging, filling or disturbance activities in any wetland or wetlands, as those terms are defined under Applicable Law, (iv) perform post-remedial operation, monitoring and care, and (v) respond to any request by any Governmental Authority for information relating to containment, clean-up, removal, treatment or remediation of Hazardous Material.

“Representatives” means, as applicable to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants, subcontractors and other agents of such Person.

“Restricted Business” means the business of acquiring, financing, owning or operating self-storage facilities other than a Jernigan Family Business.

“Restricted Period” means the period beginning at the Effective Time and ending on December 31, 2024.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Disclosure Letter” means Seller’s Disclosure Letter delivered by Seller to Purchaser on the date of this Agreement.

“Stockholders Meeting” means a meeting of the holders of REIT Stock for the purpose of the consideration and vote on the transactions contemplated hereby and any other matters required to be voted on by the holders of REIT Stock in connection with the transactions contemplated hereby (including any postponement or adjournment thereof).

“Tax” means any (i) tax, charge, fee, levy, penalty or other assessment imposed by any Governmental Authority, including income, franchise, business and occupation, profits, margin, gross margin, capital gains, capital stock, transfer, sales, use, escheat, unclaimed property, abandonment, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), employment, unemployment, workers compensation, sick pay, disability, registration and other tax, assessment, charge, duty, interest, fee, levy or other similar governmental charge of any kind whatsoever, whether disputed or not, together with any estimated tax, deficiency assessment, addition to tax, charge, duty, levy, penalty and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, information return, claim for refund, statement, or other document, including any schedule or attachment thereto, and including any amendment thereof, relating to Taxes.

“Trade Secret” means information of a Party including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use and is the subject of efforts which are reasonable under the circumstances to maintain its secrecy, and any other information that is a trade secret within the meaning of Applicable Law.

“Transaction Documents” means this Agreement and all other agreements, instruments, and documents contemplated hereby or delivered herewith.

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